UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Trinity Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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TRINITY INDUSTRIES

2026 PROXY STATEMENT

DELIVERING GOODS FOR THE GOOD OF ALL™

14221 N. Dallas Parkway, Suite 1100 Dallas, Texas 75254 www.trin.net
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME	PLACE	RECORD DATE

Thursday, May 21, 2026, at 8:30 a.m., Central Daylight Time	Will be held at 14221 N. Dallas Parkway Dallas, Texas 75254	All stockholders of record at the close of business on March 23, 2026, are entitled to vote

Items of Business

At the meeting, the stockholders will act on the following matters:
01	Election of the eight nominees named in the attached proxy statement as directors;
02	Advisory vote on named executive officer compensation;
03	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and
04	Any other matters that may properly come before the meeting.
All stockholders of record at the close of business on March 23, 2026, are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the stockholders is available at the Company’s offices in Dallas, Texas.
Your vote is important! Please vote as promptly as possible by using the internet, by telephone or, if you have requested a printed version of these materials, by signing, dating, and returning the printed proxy card to the address listed on the card.
By Order of the Board of Directors,
Jared S. Richardson
Vice President and Secretary
April 9, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 21, 2026:
This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2025, are available for viewing, printing, and downloading at www.proxyvote.com.
"Delivering Goods for the Good of All"

PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.
Meeting Details and Ways to Vote

DATE & TIME May 21, 2026 8:30 a.m. Central Daylight Time PLACE 14221 N. Dallas Parkway Dallas, Texas 75254 RECORD DATE March 23, 2026
	ONLINE	BY MAIL

	You can vote online at www.proxyvote.com.	Mark, sign and date your proxy card and return to 51 Mercedes Way, Edgewood, NY 11717

	BY PHONE	IN PERSON

Stockholders as of the record date are entitled to vote	You can vote by phone at 1-800-690-6903.	You can vote in person at 14221 N. Dallas Parkway Dallas, Texas 75254

Agenda and Voting Recommendations

Item	Description	Board Recommendation	Page

01	Election of Directors	FOR each nominee	17
02	Advisory vote to approve named executive officer compensation	FOR	25
03	Ratification of Ernst & Young LLP as independent auditors for 2026	FOR	26

Trinity Industries, Inc.	1	2026 Proxy Statement

Proxy Statement Summary	TABLE OF CONTENTS
2025 Business Highlights

$3.14	$170M	$2.2B
Reported earnings per share	Returned to stockholders through dividends paid and share repurchases	Full year total company revenues

$1.7B	$367M	24.4%
New railcar backlog as of December 31, 2025	2025 cash flow from operations	2025 Adjusted Return on Equity(1)

(1)See the Appendix for reconciliation of non-GAAP measures.
Director Nominees
The following table provides summary information about each nominee for director. Each director is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees

E. Jean Savage	62	2018	Chief Executive Officer and President, Trinity Industries, Inc.	None
William P. Ainsworth	69	2021	Retired Group President of Energy and Transportation, Caterpillar, Inc.	Finance, Governance and HR
Robert C. Biesterfeld Jr.	50	2022	Former Chief Executive Officer and President, C. H. Robinson Worldwide, Inc.	Finance and HR
John J. Diez	55	2018	Chief Executive Officer, Ryder System, Inc.	Audit, Governance, and HR
Leldon E. Echols	70	2007	Non-Executive Chairman, Trinity Industries, Inc.	Audit, Finance, Governance, and HR
Veena M. Lakkundi	57	2022	President, Performance Services, Apogee Enterprises, Inc.	Audit and Governance
S. Todd Maclin	69	2020	Retired Chairman, Chase Commercial and Consumer Banking, JPMorgan Chase & Co.	Finance and HR
Dunia A. Shive	65	2014	Former Chief Executive Officer and President, Belo Corp.	Audit, Governance, and Finance

Trinity Industries, Inc.	2	2026 Proxy Statement

Proxy Statement Summary	TABLE OF CONTENTS
Diversity of Director Nominees
The following graphics and table provide information regarding the diversity of the members of the Board standing for election at the Annual Meeting.

	Ethnicity/Race			Gender

Director	Caucasian/White	Hispanic/Latino	Other	Female	Male

William P. Ainsworth	*				*
Robert C. Biesterfeld Jr.	*				*
John J. Diez		*			*
Leldon E. Echols	*				*
Veena M. Lakkundi			*	*
S. Todd Maclin	*				*
E. Jean Savage	*			*
Dunia A. Shive			*	*

Trinity Industries, Inc.	3	2026 Proxy Statement

14221 N. Dallas Parkway, Suite 1100 Dallas, Texas 75254 www.trin.net
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 21, 2026
This Proxy Statement is being provided to the stockholders of Trinity Industries, Inc. (the “Company”) in connection with the solicitation of proxies by the Company's Board of Directors to be voted at the Annual Meeting of Stockholders to be held at 14221 N. Dallas Parkway, Dallas, Texas, on Thursday, May 21, 2026, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company’s mailing address is 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254.
To both save money and protect the environment, the Company has elected to provide access to its proxy materials and Annual Report to Stockholders for the fiscal year ended December 31, 2025 (“2025 Annual Report”) on the internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the Securities and Exchange Commission (“SEC”) for the electronic distribution of proxy materials. Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed to stockholders on or about April 9, 2026. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you how to obtain and review the important information contained in the Proxy Statement and 2025 Annual Report. The Notice also instructs you how to submit your proxy over the internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice.
All stockholders of record can vote by telephone using the toll-free telephone number on the Notice or proxy card, or via the internet at www.proxyvote.com, and using the procedures and instructions described on the Notice or proxy card. You will need the 16-digit control number provided in your proxy materials. If you are a stockholder of record and receive a Notice card, you may request a written proxy card by following the instructions included in the Notice. To vote your proxy by mail using a written proxy card, mark your vote on the proxy card, then follow the instructions on the card. You may vote in person by attending the meeting.
The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR election of the eight nominees for directors as set forth in this Proxy Statement, (ii) FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials, and (iii) FOR ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Trinity Industries, Inc.	4	2026 Proxy Statement

Proxy Statement for Annual Meeting of Stockholders	TABLE OF CONTENTS
The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services or the internet, proxies may be solicited by directors, officers, and regular employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone. The Company has hired Georgeson, Inc. to assist in the solicitation of proxies at an estimated cost of $15,000 plus expenses.
The outstanding voting securities of the Company consist of shares of common stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on March 23, 2026. At that date, there were outstanding and entitled to vote 79,652,515 shares of Common Stock.
The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

Item	Description	Votes Required for Approval	Effect of Abstention

01
	Election of Directors	Affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting
An incumbent director nominee who receives a greater number of votes “against” than “for” is required to tender his or her resignation, which will be accepted or rejected by the Board as more fully described in “Election of Directors.” An abstention will not count as a vote cast and therefore will not affect the outcome of the vote.

02
	Advisory vote to approve named executive officer compensation	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal.

03
	Ratification of Ernst & Young LLP as independent auditors for 2026	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal.

Votes may be cast individually for or against any of the director nominees. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as votes not cast or as shares not entitled to vote with respect to that matter and will not affect the outcome of the vote. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one matter.

Trinity Industries, Inc.	5	2026 Proxy Statement

Proxy Statement for Annual Meeting of Stockholders	TABLE OF CONTENTS
Communications with Directors
The Board has established a process to receive communications by mail from stockholders and other interested parties. Stockholders and other interested parties may contact any member of the Board, including the Chairman, Mr. Echols, or the non-management directors as a group, any Board committee or any chair of any such committee. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254.
All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to directors. Any contents that are not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Trinity Industries, Inc.	6	2026 Proxy Statement

CORPORATE GOVERNANCE

The business affairs of the Company are managed under the direction of the Board of Directors (also referred to in this proxy statement as the “Board”) in accordance with the General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws. The role of the Board of Directors is to oversee the management of the Company for the benefit of the stockholders. This responsibility includes monitoring senior management’s conduct of the Company’s business operations and affairs; reviewing and approving the Company’s financial objectives, strategies, and plans; risk management oversight; evaluating the performance of the Chief Executive Officer and other executive officers; and overseeing the Company’s policies and procedures regarding corporate governance, legal compliance, ethical conduct, and maintenance of financial and accounting controls. The Board of Directors includes an independent Chairman and diverse and independent Board members who help ensure the Company's business strategies and programs are aligned with stakeholder interests.
The Board first adopted Corporate Governance Principles in 1998, which are reviewed annually by the Corporate Governance and Directors Nominating Committee and were last amended in March 2025. The Company has a long-standing Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the Chief Executive Officer, Chief Financial Officer, principal accounting officer, and controller, as well as the Board. The Company intends to post any amendments or waivers for its Code of Business Conduct and Ethics to the Company's website at www.trin.net to the extent applicable to an executive officer, principal accounting officer or controller of the Company. The Corporate Governance Principles and the Code of Business Conduct and Ethics are available on the Company’s web site at www.trin.net under the heading “Investor Relations — Governance — Governance Documents.”
The directors hold regular and special meetings and spend such time on the affairs of the Company as their duties require. During 2025, the Board of Directors held five meetings. The Board meets regularly in non-management executive sessions. The Board has elected Leldon E. Echols as non-executive Chairman of the Board. In this role, Mr. Echols chairs the non-management executive sessions. In 2025, all directors of the Company attended at least 75% of the meetings of the Board of Directors and the committees on which they served. It is Company policy that each director is expected to attend the Annual Meeting. All of the directors were in attendance at the 2025 Annual Meeting.
Independence of Directors
The Board of Directors makes all determinations with respect to director independence in accordance with the New York Stock Exchange (“NYSE”) listing standards and the rules and regulations promulgated by the SEC. In addition, the Board of Directors established certain guidelines to assist it in making any such determinations regarding director independence (the “Independence Guidelines”), which are available on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents — Categorical Standards of Director Independence.” The Independence Guidelines set forth commercial and charitable relationships that may not rise to the level of material relationships that would impair a director’s independence as set forth in the NYSE listing standards and SEC rules and regulations. The determination of whether such relationships as described in the Independence Guidelines actually impair a director’s independence is made by the Board on a case-by-case basis.

Trinity Industries, Inc.	7	2026 Proxy Statement

Corporate Governance	TABLE OF CONTENTS
The Board undertook its annual review of director independence and considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations together with the Independence Guidelines.
As a result of its review, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations: William P. Ainsworth, Robert C. Biesterfeld Jr., John J. Diez, Leldon E. Echols, Veena M. Lakkundi, S. Todd Maclin, and Dunia A. Shive. The Board determined that E. Jean Savage is not independent because of her employment by the Company.
Board Leadership Structure
Mr. Echols serves as the independent, non-executive Chairman of the Board. As stated in the Corporate Governance Principles, the Board believes the decision as to whether the offices of Chairman and Chief Executive Officer should be combined or separated is the responsibility of the Board. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. The separation of the roles of Chairman and Chief Executive Officer allows Ms. Savage to focus on leading the Company’s business strategies, operations, and other corporate activities, while Mr. Echols provides independent oversight and direction and presides at meetings of the Board of Directors. For these reasons, the Board believes this leadership structure is effective for the Company.
Board Committees
The standing committees of the Board of Directors are the Audit Committee, Corporate Governance and Directors Nominating Committee, Finance and Risk Committee, and Human Resources Committee. Each of the committees is governed by a charter, current copies of which are available on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents.” Ms. Savage, Chief Executive Officer and President (collectively referred to as the “CEO”) of the Company, does not serve on any Board committee. Director membership of the committees is identified below.

Director	Audit Committee	Corporate Governance and Directors Nominating Committee	Finance and Risk Committee	Human Resources Committee

William P. Ainsworth		*	*	C
Robert C. Biesterfeld Jr.			*	*
John J. Diez	*	C		*
Leldon E. Echols	*	*	*	*
Veena M. Lakkundi	*	*
S. Todd Maclin			C	*
Dunia A. Shive	C	*	*
* - Member    C - Chair

Trinity Industries, Inc.	8	2026 Proxy Statement

Corporate Governance	TABLE OF CONTENTS

The Audit Committee’s function is to oversee, on behalf of the Board:
•the integrity of the Company’s financial statements and related disclosures;
•the Company’s compliance with legal and regulatory requirements;
•the qualifications, independence, and performance of the Company’s independent auditing firm;
•the performance of the Company’s internal audit function;
•the Company’s internal accounting and disclosure control systems and practices;
•the Company’s procedures for monitoring compliance with its Code of Business Conduct and Ethics; and
•the Company’s policies and procedures with respect to risk assessment, management, and mitigation.
In carrying out its function, the Audit Committee:
•reviews with management, the chief audit executive, and the independent auditors, the Company’s financial statements, the accounting principles applied in their preparation, the scope of the independent audit, any comments made by the independent auditors on the financial condition of the Company and its accounting controls and procedures;
•reviews with management its processes and policies related to risk assessment, management, and mitigation, compliance with corporate policies, compliance programs, and internal controls; and
•performs such other duties as the Audit Committee deems appropriate.
The Audit Committee also has oversight of information technology and cybersecurity, and received reports from senior management on these topics twice in 2025. In addition, the Board received one report on these topics from senior management during 2025.
The Audit Committee pre-approves all auditing and all allowable non-audit services provided to the Company by the independent auditors. The Audit Committee selects and retains the independent auditors for the Company and approves audit fees. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Board has determined that Mr. Diez, Mr. Echols, and Ms. Shive each qualify as an audit committee financial expert within the meaning of SEC regulations.

Audit Committee

Chair: Dunia A. Shive
Members: John J. Diez, Leldon E. Echols, Veena M. Lakkundi
Number of Meetings in 2025: 7

Trinity Industries, Inc.	9	2026 Proxy Statement

Corporate Governance	TABLE OF CONTENTS

The functions of the Corporate Governance and Directors Nominating Committee (the “Governance Committee”) are to:
•identify and recommend to the Board individuals qualified to be nominated for election to the Board;
•review the qualifications of the members of each committee (including the independence of directors) to ensure that each committee’s membership meets applicable criteria established by the SEC and NYSE;
•recommend to the Board the members and Chairperson for each Board committee;
•periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes to the Board;
•periodically review the Company’s orientation program for new directors and the Company’s practices for continuing education of existing directors;
•annually review director compensation and benefits and make recommendations to the Board regarding director compensation and benefits;
•review, approve, and ratify all transactions with related persons that are required to be disclosed under the rules of the SEC;
•annually consider the performance of each incumbent director; and
•oversee the annual self-evaluation of the performance of the Board.
The Governance Committee reviews and oversees (i) the process and preparation of the Company's Corporate Social Responsibility Report and (ii) the actions and steps taken towards the Company's environmental, social, and governance goals. Each member of the Governance Committee is an independent director under the NYSE listing standards.
The Governance Committee annually makes recommendations to the Board regarding director compensation and benefits. In fulfilling this responsibility, the Governance Committee utilizes an independent compensation consultant. The Governance Committee reviewed the director compensation for 2025, considered benchmarking information provided by Meridian Compensation Partners, LLC (the “Compensation Consultant”), and the Board established director compensation as discussed in “Director Compensation.”
The Governance Committee will consider director candidates recommended to it by stockholders. In considering candidates submitted by stockholders, the Governance Committee will consider the needs of the Board and the qualifications of the candidate.
To have a candidate considered by the Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:
•the name of the stockholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and a description of all arrangements or understandings, direct and indirect, between the stockholder and the recommended candidate; and

Corporate Governance and Directors Nominating Committee

Chair: John J. Diez
Members: William P. Ainsworth, Leldon E. Echols, Veena M. Lakkundi, Dunia A. Shive
Number of Meetings in 2025: 3

Trinity Industries, Inc.	10	2026 Proxy Statement

Corporate Governance	TABLE OF CONTENTS

•the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be a director if selected by the Governance Committee, nominated by the Board, and elected by the stockholders.
The stockholder recommendation and information described above must be sent to the Corporate Secretary at 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the date the Company’s proxy statement was released in connection with the previous year’s Annual Meeting of Stockholders.
The Governance Committee believes the qualifications for serving as a director of the Company are that a nominee demonstrate depth of experience at the policy-making level in business, government, or education; possess the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a willingness to exercise independent judgment; and have an impeccable reputation for honest and ethical conduct in both professional and personal activities. In addition, the Governance Committee examines a candidate’s time availability, the candidate’s ability to make analytical and probing inquiries, and financial independence to ensure he or she will not be financially dependent on director compensation.
The Governance Committee periodically identifies potential nominees by asking current directors and executive officers for their recommendations of persons meeting the criteria described above who might be available to serve on the Board. The Governance Committee may also engage firms that specialize in identifying director candidates. As described above, the Governance Committee will also consider candidates recommended by stockholders.
Once a person has been identified as a potential candidate, the Governance Committee makes an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Governance Committee determines additional consideration is warranted, the Governance Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees, and the need for any required expertise on the Board or one of its committees. The Governance Committee considers potential candidates in light of the skills, experience, and attributes (i) possessed by current directors and (ii) that the Board has identified as important for new directors to possess. The Governance Committee also contemplates multiple dynamics that promote and advance diversity among its members. Although the Governance Committee does not have a formal diversity policy, the Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), gender, national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. The Governance Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder.

Trinity Industries, Inc.	11	2026 Proxy Statement

Corporate Governance	TABLE OF CONTENTS

The duties of the Finance and Risk Committee (the “Finance Committee”) include:
•reviewing significant acquisitions and dispositions of businesses or assets and authorizing such transactions within limits prescribed by the Board;
•periodically reviewing the Company’s financial status and compliance with debt instruments;
•reviewing and making recommendations to the Board regarding financings and refinancings;
•authorizing financings and refinancings within limits prescribed by the Board;
•reviewing and assessing risk and litigation exposure related to the Company’s operations;
•monitoring and oversight responsibility for the Company's qualified retirement plans and certain related non-qualified plans;
•reviewing the Company's liquidity;
•reviewing stockholder returns including the Company's dividend and share repurchase program; and
•reviewing the Company’s insurance coverages.
In addition, the Finance Committee periodically identifies, assesses, and reviews the business, commercial, operational, financial, and other risks associated with the Company's products and services.

Finance and Risk Committee

Chair: S. Todd Maclin
Members: William P. Ainsworth, Robert C. Biesterfeld Jr., Leldon E. Echols, Dunia A. Shive
Number of Meetings in 2025: 3

The Human Resources Committee (the “HR Committee”) makes recommendations to the independent members of the Board of Directors in its responsibilities relating to the fair and competitive compensation of the Company’s CEO. The HR Committee has been delegated authority by the Board to make compensation decisions with respect to the other named executive officers (as defined below). Each member of the HR Committee is an independent director under the NYSE listing standards, including those standards applicable specifically to members of compensation committees.
The HR Committee reviews management succession planning and approves awards under the Company’s incentive compensation and equity-based plans. The HR Committee annually evaluates the leadership and performance of the Company’s CEO, and recommends the CEO's compensation to the Company’s independent directors. The independent directors are responsible for approving the CEO’s compensation. The CEO provides to the HR Committee an assessment of the performance of the other named executive officers. The HR Committee also has direct access to the Company’s key leaders. The HR Committee reviews and approves compensation for the Chief Financial Officer (the “CFO”) and the other executive officers named in the “Summary Compensation Table.” The CEO, the CFO, and the other executive officers named in the “Summary Compensation Table” are referred to in this proxy statement as the “named executive officers.”

Human Resources Committee

Chair: William P. Ainsworth
Members: Robert C. Biesterfeld Jr., John J. Diez, Leldon E. Echols, S. Todd Maclin
Number of Meetings in 2025: 4

Trinity Industries, Inc.	12	2026 Proxy Statement

Corporate Governance	TABLE OF CONTENTS
The Role of the Compensation Consultant
The HR Committee retains an independent executive compensation consultant to provide an assessment of the Company’s executive compensation programs and to perform five key tasks. The consultant (i) reviews and assists in the design of the Company’s compensation programs, (ii) provides insight into executive compensation practices used by other companies, (iii) benchmarks the Company’s executive compensation pay levels with relevant peer survey data, (iv) provides proxy disclosure information for comparator companies, and (v) provides input to the HR Committee on the risk assessment, structure, and overall competitiveness of the Company’s executive compensation programs.
The HR Committee retained the services of the Compensation Consultant to assist in providing an independent assessment of the executive compensation programs. Meridian Compensation Partners, LLC was the HR Committee’s sole compensation consultant in 2025 and was chosen given its (i) depth of resources, (ii) content expertise, and (iii) extensive experience. The Compensation Consultant reported directly to the HR Committee for the purposes of advising it on matters relating to 2025 executive compensation. The services of the Compensation Consultant were used by the HR Committee only in conjunction with executive compensation matters and to provide benchmarking information regarding director compensation and compensation trends for similar companies. The Compensation Consultant was not retained by the Company for any purpose. The Compensation Consultant’s ownership structure, limited service lines, and policies and procedures are designed to ensure that the Compensation Consultant’s work for the HR Committee does not raise any conflicts of interest. The amount of fees paid in 2025 to the Compensation Consultant by the Company represented less than 1% of the Compensation Consultant’s total annual revenues for the year. The internal policies of the Compensation Consultant prohibit its partners, consultants, and employees from engaging in conduct that could give rise to conflicts of interest and from buying, selling, and trading in the securities of client companies when that partner, consultant, or employee is providing consulting services to the client. The employees of the Compensation Consultant providing consulting services to the HR Committee have no other business or personal relationship with any member of the HR Committee or any executive officer of the Company. After a review of these factors and the considerations outlined in applicable SEC and NYSE rules, the HR Committee has concluded that the work of the Compensation Consultant has not raised any conflicts of interest and that the Compensation Consultant is independent from the Company and from management.
The HR Committee instructed the Compensation Consultant to provide analyses, insight, and benchmarking information for 2025 on the named executive officers and other key executives to determine whether the compensation packages for these executives were competitive with the market and met the Company’s objectives. The Compensation Consultant was instructed to:
•review the total direct compensation (base salary, annual incentive, and long-term incentive);
•help identify and confirm that the comparator companies selected by the HR Committee were appropriate;
•gather publicly-traded comparator company proxies and peer survey data to ascertain market competitive rates for the named executive officers; and
•provide market and peer company information regarding design, metric selection, and goal setting for the Company's incentive compensation plans.

The Compensation Consultant benchmarked all cash and equity components of compensation for 2025, excluding deferred compensation, and, for each position, determined certain percentile benchmarks.

Trinity Industries, Inc.	13	2026 Proxy Statement

Corporate Governance	TABLE OF CONTENTS
The Role of Management
The CEO, the CFO, and the Chief Human Resources Officer work with the HR Committee and the Compensation Consultant to develop the framework and design the plans for all compensation components. The CEO and CFO recommend the financial performance measurements for the annual incentive awards and the long-term performance-based equity awards, subject to HR Committee approval. The CFO certifies the achievement of these financial performance measures. The HR Committee recommends the CEO's compensation to the independent directors for their approval. The CEO makes recommendations to the HR Committee on compensation for each of the other named executive officers.
The Role of the HR Committee
Throughout the year, the CEO provides the HR Committee with an ongoing assessment of the performance of the other named executive officers. These assessments provide background information for any adjustment to base salary, annual incentive, or long-term incentive. Both annual incentives and long-term incentives are established with threshold, target, and maximum payout levels.
The HR Committee realizes that benchmarking and comparing peer group proxy disclosure data require certain levels of interpretation due to the complexities associated with executive compensation plans. The HR Committee uses the benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidelines and adjusts compensation levels based on what the HR Committee believes is in the best interests of the Company’s stockholders. The HR Committee uses its judgment and bases its consideration of each executive’s compensation on performance in respect to the value of the executive’s contributions to the Company, the executive’s tenure, and peer survey data that establishes the ranges against which compensation is benchmarked.
Board’s Role in Risk Oversight
The Finance Committee has the responsibility to review and assess risk exposure related to the Company’s operations, including safety, environmental, financial, contingent liabilities, and other risks that may be material to the Company, as well as the activities of management in identifying, assessing, and mitigating against business, commercial, operational, financial, and personal risks associated with the Company’s products and services. The Finance Committee accomplishes this responsibility as described at www.trin.net under the heading “Investor Relations - Governance - Governance Documents - Finance and Risk Committee Charter.”
The Audit Committee has the responsibility to oversee the Company’s policies and procedures relating to risk assessment, management, and mitigation. In addition, the Audit Committee, in its discretion, reviews the Company’s major risks and exposures, including (i) risks related to data privacy, cybersecurity, business continuity, information technology operational resilience, and regulatory matters, (ii) any special-purpose entities, complex financing transactions, and related off-balance sheet accounting matters, and (iii) legal matters that may significantly impact the Company’s financial statements or risk management. The Audit Committee periodically reviews and assesses the adequacy of the security for the Company's information systems and the Company's contingency plans in the event of a systems breakdown or security breach.

Trinity Industries, Inc.	14	2026 Proxy Statement

Corporate Governance	TABLE OF CONTENTS
Risk Assessment of Compensation Policies and Practices
The Company conducts a detailed risk assessment of its compensation policies and practices (the “Compensation Policies”) for its employees, including its executive officers. Participants in the Compensation Policies risk assessment include the Company’s management, human resources group, internal audit group, Compliance and Risk Committee (which consists of senior corporate and business segment executives who meet regularly to identify and review risks and assess exposures), the Compensation Consultant, and the HR Committee.
At the request of the HR Committee, the Compensation Consultant performs a risk assessment with respect to the Compensation Policies applicable to executive officers. The Compensation Consultant did not find any excessive risk in its review of the Compensation Policies applicable to executive officers.
Also, representatives of the Company’s management, human resources group, and internal audit group review the Compensation Policies and meet to discuss and assess the likelihood and potential impact of the risk presented by the Compensation Policies and present findings to the Company’s internal Compliance and Risk Committee. The Compliance and Risk Committee considers these findings and assessments and reviews the Compensation Policies and the Compensation Consultant’s risk assessment. The Compliance and Risk Committee has concluded that the Compensation Policies are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
Messrs. Ainsworth, Biesterfeld, Diez, Echols, and Maclin served on the HR Committee during the last completed fiscal year. None of the members of the HR Committee had ever served as an executive officer or employee of the Company or any of its subsidiaries at the time of such member's service on the HR Committee. There were no compensation committee interlocks during 2025.
Corporate Responsibility
The Company recognizes that further integrating the key principles of sustainability, including environmental stewardship, safety and quality assurance, corporate social responsibility, our employees' health and well-being, and proactive governance of each, are important to enhancing long-term value. The Company strives to employ its resources in ways that make positive contributions to its stakeholders and the communities in which it operates. As the Company pursues improvements to its products and services, it keeps in mind the environmental and societal impacts of its decisions and works to protect natural resources and the environment for the benefit of current and future generations. The Company continuously looks for ways to improve its governance practices with the goal of promoting the long-term interests of stakeholders, strengthening accountability, and inspiring trust.

Trinity Industries, Inc.	15	2026 Proxy Statement

Corporate Governance	TABLE OF CONTENTS

Environmental Stewardship

The Company takes its commitment to reducing its own environmental impact seriously. The Company is committed to contributing to a more resource-efficient economy and embedding climate change mitigation into its business strategy to help confront challenges such as energy management, fuel economy and efficiency, and materials sourcing and resiliency. To that end, the Company has certified all of its railcar manufacturing facilities, as well as the corporate headquarters, to the ISO 14001 (environmental management) standard. The Company believes railcars are a more environmentally-friendly way to fuel the North American supply chain as U.S. freight railroads produce far fewer greenhouse gas emissions than certain other modes of commercial transportation, such as trucks. The Company strives to responsibly support its products' utility throughout their lifecycle, including maintenance to extend life, and recycling up to 95% of the railcar at the end of its useful life. Additionally, the Company's sustainable railcar conversion program repurposes and reuses railcar materials and components to bring renewed life to existing assets.

Social Responsibility

The Company actively engages stakeholders across its environmental, health, and safety initiatives to continually improve processes and performance as it operates its businesses with a goal of zero injuries and incidents. This level of engagement and commitment is reflected in the ISO 45001 (occupational health and safety) certification of the Company's railcar manufacturing and maintenance facilities, as well as its corporate headquarters. The Company's goal is to add value to the communities in which its employees live and work, strengthening relationships and leveraging partnerships to amplify its impact. The Company strives to attract and retain a diverse and empowered workforce. Its priorities include fostering an inclusive and collaborative workplace, promoting opportunities for professional development, improving the health and well-being of its employees and other stakeholders, and contributing to the communities in which the Company operates.

Workforce Talent

The Company is committed to attracting and retaining highly skilled and diverse employees and is proud that its workforce is made up of talented people with a variety of backgrounds and experiences. The Company strives to uphold this commitment throughout the organization, including through all stages of the human resources process, from recruitment and hiring to talent retention.
The Company encourages and supports employee resource and networking groups, and other employee groups, which offer educational, professional development, and community service opportunities. The Company also provides focused training, mentoring, and employee development for specialized positions, such as plant managers, engineers, accountants, and more.
Through strategies such as its employee experience survey, the employee recognition program, and a comprehensive commitment to its core values, the Company is dedicated to building a healthy, engaging workplace where employees can thrive and do their best work. The Company benchmarks overall employee engagement with an annual cross-organization survey targeting metrics such as career growth and development, manager effectiveness, team dynamics, and more, and uses the results of this survey to guide its efforts to improve the employee experience.

Trinity Industries, Inc.	16	2026 Proxy Statement

PROPOSAL 01
ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members, all of which are standing for election at the Annual Meeting. Following a recommendation from the Governance Committee:
Leldon E. Echols, Chairman of the Board
William P. Ainsworth
Robert C. Biesterfeld Jr.
John J. Diez
Veena M. Lakkundi
S. Todd Maclin
E. Jean Savage
Dunia A. Shive
have been nominated by the Board for election at the Annual Meeting to hold office until the next Annual Meeting or the election of their respective successors. Each of them is a current member of the Board. The Board of Directors has determined that all of the director nominees other than Ms. Savage, the Company's CEO, are “independent directors.” Therefore, the Board has concluded that Ms. Savage is not independent.
An incumbent director nominee who receives a greater number of votes “against” than “for” in an uncontested election is required to tender his or her resignation for consideration by the Governance Committee and the Board (with the affected director recusing himself or herself from the deliberations). The Board will be free to accept or reject the resignation and will make its decision known publicly within 90 days of certification of the vote results. If a director’s resignation is accepted by the Board, the Board may fill the resulting vacancy.
The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes, or skills that led the Board to nominate the individual for election as a director of the Company.

THE BOARD BELIEVES
that each of the director nominees possesses the qualifications described at www.trin.net under the heading “Investor Relations - Governance - Governance Documents - Corporate Governance and Directors Nominating Committee Charter.” That is, the Board believes each nominee possesses:
(i)deep experience at the policy making level in business, government, or education;
(ii)the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company;
(iii)a willingness to exercise independent judgment; and
(iv)an impeccable reputation for honest and ethical conduct in both professional and personal activities.

The Board of Directors recommends that you vote "FOR" all of the Nominees.

Trinity Industries, Inc.	17	2026 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS
Nominees

Leldon E. Echols
MR. ECHOLS serves as non-executive Chairman of the Board and as a member of all Board committees. He served as Executive Vice President and Chief Financial Officer of Centex Corporation, a residential construction company, from 2000 to 2006, when he retired. Prior to joining Centex, he spent 22 years with Arthur Andersen LLP and served as Managing Partner, Audit Practice for the North Texas, Colorado, and Oklahoma Region from 1997 to 2000. Mr. Echols is a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs (inactive). Mr. Echols has been engaged in private investments since 2006. He is a member of the board of directors and the audit committee of HF Sinclair Corporation, an independent energy company. He served as a member of the board of directors of HollyFrontier Corporation, an independent petroleum refiner, from 2009 until the establishment of HF Sinclair Corporation as its parent company in 2022. From 2014 to 2025, he served on the board of directors EnLink Midstream Manager, LLC, a company that owns interests in EnLink Midstream, LLC, which is engaged in the gathering, transmission, treating, processing, and marketing of natural gas, natural gas liquids, and crude oil.

Age: 70 Director Since: 2007

In addition to having gained substantial managerial experience as an executive officer of Centex, Mr. Echols possesses important skills and experience gained through his service in public accounting. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

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Proposal 1 - Election of Directors	TABLE OF CONTENTS

William P. Ainsworth
MR. AINSWORTH is Chair of the HR Committee, and a member of the Finance Committee and the Governance Committee. From 2019 until his retirement in 2020, Mr. Ainsworth served as Group President of the Energy & Transportation segment for Caterpillar, Inc. (“Caterpillar”), a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. From 2017 until his appointment as Group President in 2019, Mr. Ainsworth was Senior Vice President and Strategic Advisor to Caterpillar’s executive committee and was responsible for Caterpillar’s Rail Division. From 1993 until 2019, he served as President and Chief Executive Officer of Progress Rail Services, an integrated and diversified supplier of railroad and transit products and services as well as railcar leasing. Progress Rail Services was acquired by Caterpillar in 2006, and Mr. Ainsworth was appointed a Vice President of Caterpillar at that time.

Mr. Ainsworth has extensive experience in the railcar industry, providing the Board with key skills relevant to the Company’s operations. In addition, he has extensive experience in managing a significant industrial enterprise.

Age: 69 Director Since: 2021

Robert C. Biesterfeld Jr.
MR. BIESTERFELD is a member of the Finance Committee and the HR Committee. Since February 2026, he has served as Senior Operating Executive for ATL Partners, a sector-focused private equity firm that invests in commercial aerospace, national security, and transportation and logistics companies. From 2019 through 2022, he served as the President and Chief Executive Officer of C.H. Robinson Worldwide, Inc. (“C.H. Robinson”), a global logistics company. Prior to his most recent role at C.H. Robinson, he held the positions of Chief Operating Officer from 2018 to 2019, President of North American Surface Transportation from 2016 to 2018, Vice President of Truckload from 2014 to 2015, and Vice President of Temperature Controlled Transportation and Sourcing Services in 2013. He began his career with C.H. Robinson in 1999. Mr. Biesterfeld served as a member of the board of directors of C.H. Robinson from 2019 to 2022. He currently serves on the board of Source Logistics, a privately-held provider of warehousing, distribution, fulfillment, and freight services. He previously served as a trustee of the Winona State University Foundation. He served on the board of directors for the Transportation Intermediaries Association from 2015 to 2020.

Age: 50 Director Since: 2022

Mr. Biesterfeld has broad experience in managing and leading a significant publicly-traded company. His experience in transportation and logistics provides the Board with key skills relevant to the Company’s operations. His service on the board of another significant public company provides the Board with additional perspective on the Company's operations.

Trinity Industries, Inc.	19	2026 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS

John J. Diez
MR. DIEZ is Chair of the Governance Committee and a member of the Audit Committee and the HR Committee. Since March 2026, Mr. Diez has served as Chief Executive Officer and a member of the board of directors of Ryder System, Inc. ("Ryder"), a commercial fleet management and supply chain solutions company. He served as President and Chief Operating Officer of Ryder from 2025 to March 2026. From 2021 to 2024 he served as Executive Vice President and Chief Financial Officer of Ryder, and from 2019 to 2021 he served as Ryder’s President of Fleet Management Solutions. Mr. Diez joined Ryder in 2002 and held various other roles of increasing responsibility and seniority in finance and operations. Mr. Diez spent eight years in the audit practice of KPMG LLP prior to joining Ryder. He also serves on the board of directors of the U.S. Chamber of Commerce.

Mr. Diez has extensive leadership experience and expertise in managing significant, multinational industrial businesses. In addition, he possesses important finance skills and experience gained through his service as chief financial officer of a public company and in public accounting. His experience in equipment leasing, logistics, and supply chain matters provides the Board with key skills relevant to the Company’s operations.

Age: 55 Director Since: 2018

Trinity Industries, Inc.	20	2026 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS

Veena M. Lakkundi
MS. LAKKUNDI is a member of the Audit Committee and the Governance Committee. Since 2025, she has served as Segment President, Performance Services of Apogee Enterprises, Inc., a provider of architectural products and services for enclosing buildings, and high-performance glass and acrylic products. From 2021 through 2024, she served as Senior Vice President, Strategy & Corporate Development, of Rockwell Automation, Inc., an industrial automation and digital transformation company (“Rockwell”). She joined Rockwell following a 28-year career with 3M Company, a consumer goods, health care, and worker safety company (“3M”). From 2020 to 2021, Ms. Lakkundi served as 3M’s Senior Vice President, Strategy & Business Development. From 2019 to 2020, she served as Global Vice President and General Manager, Industries Adhesives and Tapes Division. From 2017 to 2019, she served as Vice President, Chief Ethics & Compliance Officer. During her time with 3M, she held various other roles of increasing responsibility and seniority in profit and loss leadership, business development in emerging markets, and research and development. Since 2025, Ms. Lakkundi has served on the COO council board of LNS Research. She previously served on the board of Claroty, which empowers organizations to secure cyber-physical systems across industrial (OT), healthcare (IoMT), and enterprise (IoT) environments: the Extended Internet of Things (XIoT).

Age: 57 Director Since: 2022

Ms. Lakkundi has substantial experience managing industrial enterprises and in strategy and business development. In addition, her service as an ethics and compliance officer strengthens the Board's expertise in these areas.

Trinity Industries, Inc.	21	2026 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS

S. Todd Maclin
MR. MACLIN is Chair of the Finance Committee and a member of the HR Committee. Mr. Maclin retired in 2016 from a 37-year career at JPMorgan Chase & Co. and its predecessor banks, where he rose to Chairman, Chase Commercial and Consumer Banking in 2013, and served on the company's operating committee. Prior to that, he held a variety of leadership roles, including Regional Executive for Texas and the Southwest U.S., and Global Executive for Energy Investment Banking. Mr. Maclin serves as a director of The University of Texas Development Board, as a member of the advisory council for McCombs Graduate School of Business, and has served on the The University of Texas Chancellor's Council executive committee, the UT Southwestern Health System board of visitors, the UT Southwestern O'Donnell Brain Institute steering committee, and the board of the Southwestern Medical Foundation. Mr. Maclin serves on the board of directors of Kimberly-Clark Corporation, a global manufacturer of branded tissue and personal care products. He also serves on the board of directors of the following privately-held companies: Hunt Consolidated, Inc., a company involved in oil and gas exploration and production, refining, liquified natural gas, power, real estate, investments, ranching, and infrastructure; Arvest Bank Group; and The Beck Group, a professional services firm specializing in architecture, interior design, and construction services. In addition, Mr. Maclin is a board advisor for OakTruss Group and a member of the Children's Health System of Texas.

Age: 69 Director Since: 2020

Mr. Maclin has substantial experience as a senior executive in the banking industry, which provides the Board with financial transaction expertise. His service on the boards of other significant companies provides the Board with additional perspective on the Company's operations.

Trinity Industries, Inc.	22	2026 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS

E. Jean Savage
MS. SAVAGE has served as Chief Executive Officer and President of the Company since 2020. From 2017 until her retirement in 2020, Ms. Savage served as Vice President of Caterpillar, where she had responsibility for the Surface Mining & Technology Division. From 2014 to 2017, she was Chief Technology Officer and Vice President of Caterpillar’s Innovation and Technology Development Division. From 2009 to 2014, she served as Senior Vice President and Chief Operating Officer of the Locomotive and Railcar Services business unit for Caterpillar subsidiary Progress Rail Services. Ms. Savage joined Progress Rail Services in 2002 as Vice President for Quality and Continuous Improvement. She also served as Vice President of Progress Rail’s Freight Car Repair, Parts and Quality Divisions. Prior to joining Progress Rail, she worked in a variety of manufacturing and engineering positions in her 14 years at Parker-Hannifin Corporation ("Parker-Hannifin"), a leader in motion and control technologies and systems. Ms. Savage is a member of the board of trustees of the Manufacturers Alliance for Productivity and Innovation and a member of the board of directors of the National Association of Manufacturers. Ms. Savage also served for nine years in the U.S. Army Reserves as a military intelligence officer. Ms. Savage is a member of the board of directors of Parker-Hannifin, where she serves on the audit committee. From 2022 to 2024, she served on the board of directors of WestRock Company, a provider of differentiated paper and packaging solutions. She is also a member of the board of directors of the Dallas Regional United Way. Ms. Savage was named 2022 Railway Woman of the Year by the League of Railway Women.

Age: 62 Director Since: 2018

During her tenure with the Company, Ms. Savage has provided excellent leadership, exhibiting sound judgment and business acumen. With her experience in leading and transforming significant industrial enterprises during her time at Caterpillar, including optimizing business operations and corporate infrastructure, Ms. Savage brings substantial expertise to the Company. In addition, her experience in the railcar industry, as well as her knowledge of the complex public company reporting requirements to consolidate an operating company and a financial company, provide the Board with key skills relevant to the Company’s operations.

Trinity Industries, Inc.	23	2026 Proxy Statement

Proposal 1 - Election of Directors	TABLE OF CONTENTS

Dunia A. Shive
MS. SHIVE is Chair of the Audit Committee and a member of the Governance Committee and the Finance Committee. From 2008 to 2013, she served as Chief Executive Officer and President of Belo Corp., a media company that owned several television stations, until its acquisition by Gannett Co., Inc. After the acquisition, Ms. Shive served as Senior Vice President of TEGNA Inc., formerly Gannett Co., Inc., a publishing, broadcast and digital media company, until her retirement in 2017. She joined Belo Corp. in 1993 and served in a variety of leadership positions during her tenure, including Chief Financial Officer. Ms. Shive is a member of the board of directors of Kimberly-Clark Corporation, a global manufacturer of branded tissue and personal care products, where she serves as Chair of the audit committee. Ms. Shive is also a member of the board of directors of Main Street Capital Corporation, a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. From 2021 to 2025, she was a director of DallasNews Corporation, a local news and information publishing company in Texas. From 2014 to 2018, Ms. Shive was a director of Dr Pepper Snapple Group, Inc. From 2009 to 2015, she served on the board of directors of the Associated Press, where she served as Chair of the audit committee from 2011 to 2015. From 2008 to 2013, she served on the board of directors of Belo Corp.

Age: 65 Director Since: 2014

Ms. Shive has broad experience in managing and leading a significant publicly-traded company. In addition, she possesses important skills and experience gained through her position as a chief financial officer and service in public accounting prior to joining Belo Corp. Her service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

The Board of Directors recommends that you vote "FOR" all of the nominees.

Trinity Industries, Inc.	24	2026 Proxy Statement

PROPOSAL 02
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks approval from its stockholders, on an advisory basis, of the compensation of its named executive officers as described in this proxy statement.
The Company owns market-leading businesses that provide railcar products and services in North America. The Company's purpose is to "Deliver Goods for the Good of All." It strives to fulfill this purpose while generating high quality earnings and returns for stockholders. The Company’s compensation program plays a significant role in its ability to attract, motivate, and retain a high quality workforce.
At the Company’s 2025 Annual Meeting, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2025 proxy statement, commonly referred to as a say-on-pay vote. The stockholders approved the named executive officers’ compensation, with approximately 98.4% of the stockholders present and entitled to vote at the meeting voting in favor of the say-on-pay resolution. This proposal provides stockholders the opportunity to approve or not approve the Company’s executive compensation program through the following resolution:
“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby approved.”
Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. After the 2026 Annual Meeting, the next advisory vote to approve the compensation of the named executive officers will occur at the 2027 Annual Meeting of Stockholders unless the Board modifies its policy on the frequency of holding such advisory votes.

THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM
(i)encourages high levels of performance and accountability;
(ii)aligns the interests of executives with those of stockholders;
(iii)links compensation to business objectives and strategies; and
(iv)takes into account, as appropriate, the cyclical nature of the Company’s business.

The Board of Directors recommends that you vote "FOR" approval of this resolution.

Trinity Industries, Inc.	25	2026 Proxy Statement

PROPOSAL 03
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026. Although stockholder ratification of the appointment of Ernst & Young is not required, the Board believes submitting the appointment to stockholders for ratification is a matter of good corporate governance.
The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisers, and consultants.
Ernst & Young, or a predecessor of that firm, has been the auditor of the accounts of the Company each year since 1958. The Company has also been advised that Ernst & Young will be represented at the Annual Meeting, where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Fees of Independent Registered Public Accounting Firm for Fiscal Years 2025 and 2024
The following table presents fees for professional audit services rendered by Ernst & Young for the audits of the Company’s annual financial statements for the years ended December 31, 2025 and 2024, and fees for other services rendered by Ernst & Young during those periods:

	2025	2024
	($)	($)

Audit fees	2,404,300	2,635,000
Audit-related fees	85,000	85,000
Tax fees	191,860	215,380
Services rendered by Ernst & Young in connection with fees presented above were as follows:
Audit Fees
In fiscal years 2025 and 2024, audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory audits of certain foreign subsidiaries, and standalone financial statement audits of certain subsidiaries as required by the Company’s debt agreements. Additionally, audit fees in fiscal years 2025 and 2024 include fees associated with incremental audit procedures related to certain transactions, as well as fees for incremental audit procedures related to system upgrades.

Trinity Industries, Inc.	26	2026 Proxy Statement

Proposal 3 - Ratification of the Appointment of Ernst & Young LLP	TABLE OF CONTENTS
Audit-Related Fees
In fiscal years 2025 and 2024, audit-related fees include fees for employee benefit plan audits.
Tax Fees
Tax fees in fiscal years 2025 and 2024 include fees for tax advice on general tax matters, state transfer pricing, and services in relation to various tax credits.
The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by Ernst & Young. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision to the Audit Committee at its first meeting after the pre-approval was obtained. Under this policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular services or category of services and includes an anticipated budget.
Report of the Audit Committee
We are a standing committee comprised of independent directors as “independence” is currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that three of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents — Audit Committee Charter.”
We annually select the Company’s independent auditors. That selection is presented to the Company's stockholders for ratification.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.
Consistent with our charter responsibilities, we met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2025, were prepared in accordance with U.S. Generally Accepted Accounting Principles. We reviewed and discussed the consolidated financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.
The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, including concerning independence, and we discussed with the independent auditors that firm’s independence. We also considered whether the provision of non-audit services

Trinity Industries, Inc.	27	2026 Proxy Statement

Proposal 3 - Ratification of the Appointment of Ernst & Young LLP	TABLE OF CONTENTS
is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.
Based upon our reviews and discussions with management and the independent auditors, and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
Audit Committee
Dunia A. Shive, Chair
John J. Diez
Leldon E. Echols
Veena M. Lakkundi

The Board of Directors recommends that you vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Trinity Industries, Inc.	28	2026 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The Board has delegated oversight of the Company’s executive compensation program to the HR Committee. This Compensation Discussion and Analysis describes how the HR Committee designed the executive compensation program and set individual pay for the named executive officers in the Summary Compensation Table. The HR Committee reviews and recommends the CEO’s compensation to the independent directors of the Board for their approval. The HR Committee also reviews and approves the compensation of the other named executive officers.
Executive officers named in the 2025 Summary Compensation Table are:
▪E. Jean Savage, Chief Executive Officer and President
▪Eric R. Marchetto, Executive Vice President and Chief Financial Officer
▪Gregory B. Mitchell, Former Executive Vice President, Leasing and Services
▪Kevin Poet, Executive Vice President, Operations and Support Services
▪Scott M. Ewing, Executive Vice President and Chief Legal Officer
Mr. Mitchell resigned as Executive Vice President, Leasing and Services in February 2026, in connection with his transition to retirement in October 2026.

Business Conditions and Impact on Incentive Design
The Company owns businesses that are leading providers of railcar products and services in North America. The Company's platform provides railcar leasing and management services; railcar manufacturing; railcar maintenance and modifications; and other railcar logistics products and services. 2025 operations demonstrate the durability of the Company's business model and the effectiveness of its strategy across the cycle. Additionally, the Company made significant progress toward its three-year goals, introduced in June of 2024 at the Company's investor day.
Full year consolidated operating profit of $649 million was 32% higher than in 2024, driven by a non-cash gain on a railcar partnership restructuring in the Leasing Group and higher gains on lease portfolio sales, partially offset by lower external deliveries in the Rail Products Group. The Company delivered 9,500 railcars in 2025 and ended the year with a backlog of $1.7 billion. Lease fleet utilization remained strong, ending the year at 97.1%.
The Company remains focused on its purpose statement – “Delivering Goods for the Good of All” – and believes a strong rail network represents a significant opportunity for the broader supply chain to move goods more sustainably. The Company is committed to sustainability and to improving its products and services to better support its customers.
Industry Cyclicality
The industries in which the Company's customers operate are highly cyclical in nature. Weaknesses in certain sectors of the North American and global economy may make it more difficult to sell or lease certain types of railcars. Additionally, adverse changes in commodity prices or lower demand for certain commodities could result

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in a decline in customer demand for various types of railcars. The Company has regularly experienced this cyclicality. The North American railcar industry is experiencing reduced order volumes and backlog as a result of the current macroeconomic environment. However, the Company believes it has made significant progress in creating a more resilient and adaptable operating platform.
The Company recognizes the challenges of providing competitive compensation through business cycles, and designs its incentive compensation programs to encourage returns-focused, long-term growth. The Company sets goals intended to retain its executives and motivate them to improve the Company’s performance throughout the business cycle, with a focus in 2025 on adjusted net income and after-tax return on total stockholder equity, as well as relative total stockholder return ("rTSR") and cash from operations.
Company Highlights
The Company made strides to elevate its position as a leading provider of railcar products and services in North America in 2025, with a continued focus on optimizing its lease fleet and improving the profitability of its manufacturing and maintenance businesses. The Company also prioritizes returning capital to stockholders. The Company increased its dividend in 2025 and maintains a share buyback authorization approved by the Board of Directors. The Company's performance demonstrated the resilience of its platform during a challenging demand environment. The gains realized upon the restructuring of a railcar partnership reflect the inherent value of the Company's lease fleet.
The Company maintains a competitive advantage by retaining seasoned executives, developing a strong leadership succession plan, and seeking to ensure long tenure and orderly transitions among its senior executives.
Financial and Operational Highlights
During 2025, the Company utilized the strengths of its business model to (i) continue to optimize its operating structure and balance sheet; (ii) remain operationally and financially flexible; (iii) make strategic decisions when market conditions shifted; (iv) make disciplined investments in its business; (v) reposition and streamline its operations based on product demand; and (vi) maintain a conservative and liquid balance sheet to provide stability and capitalize on attractive investment opportunities. Financial and operational highlights are shown below:
•Full year revenues of $2.2 billion
•Reported earnings from continuing operations per diluted share ("EPS") of $3.14, a $1.33 year over year improvement in EPS, which includes a $194 million non-cash gain from a railcar partnership restructuring
•Cash flow from operations of $367 million and net gains on lease portfolio sales of $91 million for a combined $458 million.
•Full year return on equity (“ROE”) of 23.2% and Adjusted ROE of 24.4%
•Returned $170 million to stockholders in the form of dividends and share repurchases
•Received orders for 5,155 new railcars and delivered 9,500 new railcars
•Total stockholder return of 4.5% for the 2023-2025 period

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The financial and operational highlights listed above and elsewhere in this Compensation Discussion and Analysis include financial measures compiled in accordance with generally accepted accounting principles (“GAAP”) and certain non-GAAP measures. Please refer to “Appendix - Reconciliations of Non-GAAP Measures” for information on the non-GAAP measures included herein, reconciliations to the most directly comparable GAAP financial measure, and the reasons why the Company believes each measure is useful to management and investors.
Executive Compensation Program Highlights
As further described in this Compensation Discussion and Analysis, key features of the Company’s compensation practices for the named executive officers include:

What We Do		Pay for performance philosophy
Objective financial performance measures directly relate to and support the annual and long-term incentive programs
Annual and long-term incentive programs utilize different performance metrics, both relative and absolute, and were 100% and 60% performance-based, respectively, with no guarantees for payment of the performance-based components
Payments under long-term incentive grants based on rTSR are capped at target if rTSR is negative over the performance period
Double trigger provision for cash severance and equity issued after 2018 in the Company’s change in control agreements
Stock ownership requirements ranging from three to six times base salary
Clawback policy that requires recoupment of payouts under annual and long-term incentive plans, subject to certain criteria and exceptions

What We Don't Do	X	No dividend or dividend equivalent payments are made on unvested performance units or unvested restricted stock units(1)
	X	No hedging or pledging of Company securities
	X	No agreements containing excise tax gross ups
	X	No executive employment agreements
	X	No repricing or cash buyouts of underwater stock options
	X	No replacement of underwater stock options with other awards
(1)Dividend equivalents on unvested restricted stock units issued to employees, including the named executive officers, are accrued and paid upon vesting.
Role of Stockholder Say-On-Pay Votes
In May 2025, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2025 proxy statement, commonly referred to as a say-on-pay vote. The named executive officers’ compensation was approved, with approximately 98.4% of the stockholders present and entitled to vote voting in favor of the 2025 say-on-pay resolution. The Company typically engages in multiple industry/investor conferences each calendar quarter, in addition to handling routine investor calls and questions. Also, after the

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Company releases earnings each quarter, the Company holds a conference call with investors in which the CEO and CFO make presentations and answer questions.
Based on the Company's 2025 stockholder engagement efforts, stockholders voiced no concerns regarding named executive officer compensation. As the Company evaluated its compensation practices and talent needs throughout 2025, it continued to apply its strong pay for performance compensation philosophy, in keeping with the stockholders' strong support of the Company’s compensation programs. Following its annual review of executive compensation, the HR Committee decided to continue utilizing annual and long-term incentive compensation that rewards senior executives for delivering value for stockholders throughout the Company’s business cycle.
Compensation Overview
The HR Committee sets each named executive officer’s compensation based on the overall objectives of the Company’s executive compensation program and the following additional factors:
•the breadth, complexity, and scope of each executive’s responsibilities within the Company;
•the executive’s performance in providing leadership support of operational and financial flexibility that directs resources to railcar leasing and services, maintaining and manufacturing products in greatest demand, and capitalizing on investment opportunities;
•past performance through changing economic cycles and business climates with respect to specific financial, strategic, and operating objectives; and
•compensation benchmark data from peer group companies (the “Peer Survey Data”) against which executive compensation is compared.
Pay for Performance Philosophy
The Company’s executive compensation philosophy is pay for performance, which emphasizes "at risk" compensation that is earned upon achievement of performance-based goals and significantly influenced by share performance. As illustrated in Table 1 below, target "at risk" compensation, which includes both annual and long-term incentive compensation, comprised 84% of our CEO's total target compensation and 67%, on average, of our other named executive officers' total target compensation. To remain aligned with market practices while still rewarding executives based upon strong financial performance measured by rTSR and return on equity, the Company issued 60% of the long-term incentive ("LTI") awards as performance units, and the remaining 40% as time-based restricted stock units.
The HR Committee believes that by having a significant amount of an executive’s compensation based on performance, and therefore at risk of non-payment, the executive will be properly motivated to bring added value to the Company and stockholders. The Company’s executive compensation program is also designed to provide significant upside opportunity for exceptional performance, above-market compensation for above-market performance and, conversely, reduced compensation when Company performance is lower than expected.

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Table 1: 2025 Named Executive Officer Total Target Compensation
CEO Target Compensation

Base Salary	Annual Incentive	Long-Term Incentive Performance-Based	Long-Term Incentive Time-Based

84% At Risk
Other NEOs - Target Compensation

Base Salary	Annual Incentive	Long-Term Incentive Performance-Based	Long-Term Incentive Time-Based

67% At Risk
Objectives of the Executive Compensation Program
The primary emphasis of the Company’s executive compensation program is to encourage and reward progress toward the Company’s strategic operational and financial objectives. These objectives are recommended by management, with oversight of the Board of Directors, and are designed to promote the long-term interests of the Company’s stockholders. As stockholders themselves, the Company’s leaders are keenly focused on achieving these objectives.

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Table 2 below provides a summary of the executive compensation program objectives.
Table 2: Executive Compensation Program Summary

2025 Executive Compensation Program Objectives	2025 Executive Compensation Program Design

Provide an incentive for long-term value creation for stockholders	Use equity-based awards and executive stock ownership requirements to align with stockholder interests

Encourage the highest level of performance and accountability for optimizing and growing the platform for the Company's overall success	Provide compensation opportunity commensurate with Company performance and annual and long-term incentives that are linked to stockholder interests

Align compensation with annual and long-term business objectives, strategies, and financial targets	Provide a reasonable proportion of "at risk" compensation (approximately 84% "at risk" for the CEO; approximately 67% "at risk" on average for the other named executive officers)

Motivate senior executives to successfully guide the Company through changing economic cycles and business climates
Provide a reasonable balance between annual and long-term compensation (approximately 35% annual, 65% long-term for the CEO; approximately 55% annual, 45% long-term on average for the other named executive officers)

Attract, motivate and retain the key executives needed to enhance the performance and profitability of the Company throughout its business cycles and meet the Company's objective for collaboration and innovation among its senior executives

Maintain competitive pay levels based on the Peer Survey Data and peer group proxy disclosure data (targeted range for total target compensation is generally within 15% above or below the 50th percentile of the Peer Survey Data, the "Targeted Range")

Encourage executives to enhance the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business	Provide compensation levels aligned with performance and that address both industry competitiveness as well as recruiting/retention competitiveness

Benchmarking and Peer Survey Data for 2025 Compensation
The HR Committee retains the Compensation Consultant to provide the HR Committee with guidance on executive compensation-related matters and to perform a total compensation benchmarking study at least annually. In setting 2025 compensation, this benchmarking information included data from each company named in the peer group shown in Table 3. The HR Committee considered the data provided by the Compensation Consultant when developing 2025 base salaries, annual incentive compensation, long-term incentive compensation, and total target compensation for the Company’s named executive officers.

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The HR Committee performs an annual review to determine whether peer companies remain appropriate. For the November 2024 compensation study to establish 2025 compensation, the peer companies shown in Table 3 below were enhanced from the 2024 group to include additional equipment leasing companies to reflect the Company's evolution to a leasing company enabled by integrated manufacturing. These companies had median 2023 fiscal year revenue of $2.7 billion and market capitalization of $2.9 billion. The peer group shown in Table 3 below is comprised of industrial companies and select leasing organizations with similar size (measured by revenue and market capitalization), span of operation, and business complexity, that the Company could potentially compete with for executive talent.
Table 3: Compensation Benchmarking Peer Group Companies Used for 2025

●	AAR Corporation	●	Ryder System, Inc.
●	Air Lease Corporation	●	Spirit AeroSystems Holdings, Inc.
●	Allison Transmission Holdings, Inc.	●	Terex Corporation
●	Astec Industries, Inc.	●	The Greenbrier Companies, Inc.
●	FreightCar America, Inc	●	The Manitowoc Company, Inc.
●	GATX Corporation	●	United Rentals, Inc.
●	H&E Equipment Services, Inc	●	VSE Corporation
●	Herc Holdings Inc.	●	Wabash National Corporation
●	Oshkosh Corporation	●	Westinghouse Air Brake Technologies Corporation
●	REV Group, Inc.	●	Willis Lease Finance Corporation
The Peer Survey Data is size-adjusted, regressed market data for each component of compensation obtained from the Aon Total Compensation Measurement Survey. As a point of reference when available for named executive officers, the HR Committee also reviewed the most recently available peer group proxy disclosure data.
Compensation Approach
The Company’s executive compensation program is designed to drive accountability for performance of the Company as a whole. This approach is reflected in the Company’s compensation program design and contributes to a performance-driven culture where executives are expected to deliver results that promote the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business. Generally, the HR Committee set each NEO's 2025 total target compensation within the Targeted Range. However, the HR Committee considers additional factors when setting each NEO's total target compensation that could result in such compensation falling outside the Targeted Range.

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The Company’s compensation philosophy has proven to be appropriate and sufficient to attract, motivate, and retain the key executives needed to enhance the performance, profitability, and stockholder returns of the Company. The HR Committee considers the Targeted Range and develops a total target compensation amount for each named executive officer using the objectives described below and the Peer Survey Data as general guidelines. An individual’s total target compensation may be below the Targeted Range if a named executive officer is relatively new to his or her current position. Total target compensation may be set above the Targeted Range if a named executive officer is a seasoned executive and has significant experience and achievements in his or her role at the Company or has extensive work experience in similar positions elsewhere that the HR Committee has determined provides additional value.
2025 Total Target Compensation
In establishing 2025 total target compensation for the named executive officers, the HR Committee considered individual and Company performance, job responsibilities, alignment of the named executive officers’ and stockholders’ interests, the importance of retaining a seasoned team of key executives, the Peer Survey Data, peer group proxy disclosure data, and the CEO’s recommendations. Taking these factors into account, the HR Committee (and the independent directors, with respect to the CEO) established 2025 total target compensation for each named executive officer.
For the named executive officers, the HR Committee considered the Company’s and each named executive officer’s 2024 performance when (i) setting 2025 target compensation for the named executive officers other than the CEO and (ii) recommending the CEO's 2025 target compensation to the independent directors. The named executive officers provided the leadership and management that were pivotal to the Company's success in 2024.
In addition, the HR Committee considered the executive compensation program design features shown in Table 2 above in setting each component of compensation. Prior to 2025 compensation adjustments, total target compensation for Ms. Savage, Mr. Marchetto, Mr. Mitchell, and Mr. Poet was within the targeted range, while total target compensation for Mr. Ewing was below the target range.
In the aggregate, the 2025 total target compensation for the named executive officers other than the CEO was 8% above the targeted range midpoint. The CEO's total target compensation was 6% above the targeted range midpoint. Table 4 shows the CEO and aggregate 2025 total target compensation for named executive officers other than the CEO compared to a range of 15% above or below the 50th percentile of the 2025 Peer Survey Data for current named executive officer roles. See “Components of Compensation” for further discussion on the establishment of each component of compensation. The HR Committee believes the 2025 total target compensation levels for the named executive officers were appropriate.

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Table 4: CEO and Aggregate (Excluding CEO) Total Target Compensation
Components of Compensation
The Company’s 2025 executive compensation program has three key components:
•a base salary;
•an annual incentive; and
•a long-term incentive.
At the direction of the HR Committee, the Compensation Consultant met with Company management to discuss the scope and complexity of responsibilities, level of revenue responsibility, and internal reporting relationships for the Company’s named executive officers. Following these discussions, the Compensation Consultant determined the reference points from the Peer Survey Data for base salary, target annual incentive compensation, target long-term incentive compensation, and total target compensation of each named executive officer as compared to the 50th percentile of the Peer Survey Data.
After discussions with the HR Committee and Company management and a review of the Peer Survey Data, the Compensation Consultant provided comparative compensation data for each named executive officer position. The HR Committee considered the Compensation Consultant’s analyses and the CEO’s compensation recommendations for each named executive officer.

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Base Salary
Base salary is intended to attract, motivate, and retain key executives by providing a consistent level of pay that appropriately and fairly compensates the executive for the breadth, complexity, and scope of responsibility inherent in the position. After evaluating the market compensation data, the CEO discusses with the HR Committee the CEO's evaluation of each named executive officer, excluding the CEO. The discussion includes performance for the past year; highlights of specific achievements; changes in the breadth, complexity, or scope of responsibilities that have occurred or will occur in the next year; operating results; organizational improvements; and relative pay equity among the named executive officers.
2025 Base Salary
In light of (i) the Company's strong performance in 2024, (ii) the individual performance of each named executive officer, and (iii) the importance of retaining key executives, after review of the Peer Survey Data, the annualized 2025 base salaries for the named executive officers were set at the amounts listed below.

Named Executive Officer	2025 Base Salary Amount ($)

E. Jean Savage	1,000,000
Eric R. Marchetto	635,576
Gregory B. Mitchell	549,016
Kevin Poet	550,231
Scott M. Ewing	460,782
Setting Incentive Compensation Performance Goals
The following discussion contains statements regarding future performance goals. These statements are solely disclosed in the limited context of the Company’s compensation program and should not be considered as statements of the Company’s expectations or estimates. The Company specifically cautions investors not to apply these statements to other contexts.
The Company approaches goal setting throughout its business cycle by considering its business plan forecast over the relevant performance period for each incentive program and the Company’s historical incentive plan payouts, to strike a balance among motivational goals and business conditions. To set 2025 performance levels, the Company leveraged its operating and strategic plan forecasts for the respective incentive plan performance period. Incentive targets for 2025 were established by the HR Committee for the named executive officers, other than Ms. Savage, and recommended by the HR Committee to the independent directors regarding Ms. Savage, based on several important factors, including:
•historical, current, and forecasted business and industry performance;
•an evaluation of the Company’s current placement in its multi-year business cycle;
•a review of Peer Survey Data in support of the HR Committee’s objective of delivering competitive pay throughout the Company’s business cycle;

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•the volatile nature of the Company’s earnings, common within the cyclical industries the Company serves; and
•recognition of the individual performance of each named executive officer.
The goal-setting philosophy for the annual incentive program is based on the annual operating plan, while the long-term goal setting process encourages performance improvement over a longer period. The annual goal setting process seeks strong performance throughout each business cycle. When the business cycle indicates that the performance opportunity may be lower than prior years due to economic conditions, incentive plan targets may be lower than prior years’ targets. The Company’s goal setting process is structured so that its incentive compensation programs provide significant motivation to achieve considerable results within the current business cycle. The long-term goal setting process strives for long-term Company performance that rewards stockholders and aligns annual decisions to the long-term business plan. This goal setting philosophy has been in place for many years, and has served to drive effective results for stockholders as illustrated by the Company’s long-term performance.
The HR Committee believes that (i) the threshold performance level should be set such that a participant will not earn incentive compensation until a significant portion of target performance is attained; (ii) the target performance level should represent a considerable but reasonable level of performance; and (iii) the maximum performance level should represent an aggressive level of performance that will be difficult to achieve. The amount of incentive compensation earned is linearly interpolated for Company performance falling between the specified performance levels.
Once the HR Committee has established performance levels for incentive compensation, it receives regular updates throughout the year regarding the Company’s progress with respect to the performance levels and potential payouts under the incentive compensation programs. The HR Committee also continually assesses whether it believes the programs are producing the desired results. At the end of each year, the HR Committee reviews the results of the programs and further assesses the effectiveness of the programs over the preceding year. This review forms the foundation for the incentive compensation programs for the coming year.
Annual Incentive Compensation
The HR Committee may adjust, from year to year, the performance metrics, performance levels, or other elements of the annual incentive compensation program (referred to as “AIP”) with the objective of assuring management’s focus on appropriate performance metrics. The HR Committee also may choose to: (i) modify or discontinue the AIP at any time, overall or as to any one or more named executive officers, including non-payment; (ii) modify or remove a named executive officer’s AIP target if his or her responsibilities change significantly or on a discretionary basis for failing to meet job performance expectations; or (iii) subject to certain exceptions, recoup all or any portion of annual incentive compensation under circumstances where the Company restates its financial statements. The HR Committee may remove any unusual, infrequently occurring, or non-recurring items of income or expense from the calculation of financial goal attainment and incentive compensation.
2025 Annual Incentive Target Compensation Opportunities
In recognition of the individual performance of each named executive officer, recognizing the importance of retaining and motivating key executives, and after reviewing Peer Survey Data, the HR Committee approved the 2025 annual incentive compensation targets.

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The HR Committee approved 2025 AIP targets as follows:

Named Executive Officer	2025 Annual Incentive Target ($)

E. Jean Savage	1,200,000
Eric R. Marchetto	500,000
Gregory B. Mitchell	360,000
Kevin Poet	360,000
Scott M. Ewing	305,000
Ms. Savage’s potential annual incentive compensation was greater than the other named executive officers since she had ultimate responsibility for the overall success of the Company. To moderate the impact of base salary adjustments on other components of compensation, and to facilitate comparisons to market data, a specified dollar amount was used for annual incentive compensation targets rather than a percentage of base salary.
2025 Annual Incentive Compensation Performance Payout Levels
In performing its annual review of the Company’s incentive compensation programs, the HR Committee determined that applying Company-wide goals has been highly effective in achieving a desired level of accountability for the success of the Company as a whole. The HR Committee believed that emphasizing both profit before tax ("PBT") growth and cash from operations was important as the Company continued to seek operational efficiencies and cost reductions.
•PBT Financial Metric: PBT is the primary financial metric for 2025 and is weighted 65% of a named executive officer's target AIP. The threshold performance level of PBT is intended to motivate participants to achieve a significant percentage of target. The threshold performance level of PBT was set at 65% of the PBT target performance level. By attaining the threshold PBT performance level, participants would earn 25% of the PBT portion of their annual incentive compensation target.
The target PBT performance level was increased from the target level in 2024 as a result of forecasted operational performance. The maximum performance payout level of PBT was set at 120% of the target PBT performance level and would be achieved only if extraordinary results were achieved in 2025. Table 5 below provides the threshold, target, and maximum PBT performance levels for the 2025 AIP. Table 5 also shows the potential payout opportunities as a percent of the annual incentive compensation target for the named executive officers.
•Cash From Operations Financial Metric: Cash from Operations was the second financial metric in 2025 and was weighted 15% of a named executive officer's target AIP. The Cash From Operations metric includes both cash flow from operations and net gains on lease portfolio sales, but excludes any non-cash gains. This metric is well-aligned with the Company's cash flow goals and the key performance indicators shared with investors. The threshold performance level of Cash from Operations was set at 65% of target performance level. By attaining the threshold performance level, participants would earn 25% of the Cash from Operations portion of their annual incentive compensation target.

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The target Cash from Operations performance level was reduced from the target level in 2024 given expectations for external deliveries and lease portfolio sales. The maximum performance payout level was set at 120% of the target Cash from Operations performance level and would be achieved only if extraordinary results were achieved in 2025. Table 5 below provides the threshold, target, and maximum Cash from Operations performance levels for the 2025 AIP. Table 5 also shows the potential payout opportunities as a percent of the annual incentive compensation target for the named executive officers.
•Operating Plan Scorecard Component: The Operating Plan Priorities Scorecard (the "Scorecard") was the third metric, and was weighted 20% of the 2025 target AIP. Performance for this metric was based on an evaluation of the success in achieving the Scorecard goals. The Scorecard included key metrics associated with: (i) financial optimization of the balance sheet and lease fleet investments, (ii) efficiency metrics associated with lease fleet management and manufacturing operations, (iii) the growth of new products and services, and (iv) a focus on safety and employee engagement.
The AIP program allowed for payout differentiation among departments and individuals, to reflect actual performance, and increase a sense of ownership and accountability of the Scorecard metrics. This was achieved by permitting the CEO to differentiate the performance result of the Scorecard metric among the Company departments based on their performance, and managers were then able to differentiate based on individual performance. The aggregate amount of AIP payable based on the overall Scorecard metric could not be increased as a result of the performance differentiation.
See the “Grants of Plan-Based Awards Table” for more information on possible AIP payments to the named executive officers.
Table 5: 2025 Annual Incentive Performance Levels and Payout Opportunities ($ in millions)

	Threshold	Target	Maximum	2025 Actual

65% - Profit Before Tax ($M)	$143	$220	$264	$375
Named executive officer PBT AIP payout opportunity as a percentage of target	25%	100%	200%	200%
15% - Cash From Operations ($M)	$221	$340	$408	$458
Named executive officer Cash From Operations payout opportunity as a percentage of target	25%	100%	200%	200.0%
20% - Success in achieving goals of 2025 Operating Plan Priorities Scorecard	N/A	100%	200%	90%
2025 actual payout level as a percent of annual incentive target				178%
The Company achieved PBT of $375.4 million, which exceeded the maximum level. The Company exceeded the maximum level of Cash From Operations, achieving $458.3 million.
The HR Committee evaluated the overall performance on the Scorecard goals and awarded 90%-of-target achievement. The independent members of the Board evaluated the CEO's performance for the Scorecard and also awarded 90% of target. The CEO exercised her discretion to adjust the individual performance modifier for Kevin Poet to 75% Scorecard attainment due to production challenges during the year. Actual AIP payouts for the named executive officers are set forth below. The HR Committee believed that the 2025 AIP performed as designed.

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Named Executive	2025 AIP Payout as a % of Target (%)	2025 AIP Payout ($)

E. Jean Savage	178.0	2,136,000
Eric R. Marchetto	178.0	890,000
Gregory B. Mitchell	178.0	640,800
Kevin Poet	173.5	624,600
Scott M. Ewing	178.0	542,900
Long-Term Incentive Compensation
Long-term incentive compensation is a key part of the total target compensation for executives and is provided through the stockholder-approved Fifth Amended and Restated Trinity Industries, Inc. Stock Option and Incentive Plan (the “Stock Plan”). The overarching purpose of LTI is to align executives’ interests with those of the Company’s stockholders and motivate executives to create long-term stockholder value by improving the Company’s earnings and returns through a variety of strategic and operational initiatives.
For 2025, the HR Committee established a target level of LTI (the “target LTI”) for each of the named executive officers. The target LTI for each named executive officer was set as a specified dollar amount. Each target LTI grant was calculated by dividing the target LTI dollar amount by the closing stock price on the date of grant.
A named executive officer’s target LTI grant can be composed of multiple types of long-term incentives. The 2025 target LTI grants made to the named executive officers were comprised of 60% performance-based restricted stock units (“Performance Units”) for the 2025-2027 performance period, and 40% time-based restricted stock units. The purpose of Performance Units is to help hold named executive officers accountable for the performance of the Company as a whole. As shown in Table 6 below, the Company’s use of 60% Performance Units in 2025 compares favorably to the performance-based LTI opportunity made by the 2025 compensation benchmarking peer group, and is consistent with the 2024 design.

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Table 6: Average Weighting of LTI Awards

2025 Long-Term Incentive Compensation Opportunity
LTI grant date opportunities were established taking into consideration the executive's performance and Peer Survey Data to ensure the executive's target total compensation was aligned with the executive compensation program objectives.
The HR Committee approved the following target LTI award amounts:

Named Executive	2025 Target LTI Opportunity ($)

E. Jean Savage	4,100,000
Eric R. Marchetto	1,075,000
Gregory B. Mitchell	750,000
Kevin Poet	750,000
Scott M. Ewing	525,000
See the “Grants of Plan-Based Awards Table” for more information on possible future payments to the named executive officers.

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Performance Unit Component
The Company uses a performance-based restricted stock unit program (the “Performance Unit Program”) for the performance-based component of the named executive officers’ target LTI grants. This program is designed to (i) increase the visibility of the long-term incentive performance goals for the program’s participants, (ii) align their efforts toward achieving these goals, and (iii) reinforce pay for performance linkage through settlement of awards soon after the end of the relevant performance period.
The Company’s attainment of the performance levels determines the number of units ultimately earned and vested following the end of the three-year performance period. These units are non-voting and do not receive dividends during the performance period. The number of vested units is paid in a like number of shares of the Company's common stock.
Performance Unit Component Performance Levels
In 2025, the HR Committee established three-year rTSR relative to the S&P SmallCap 600 and three-year average return on equity ("ROE") as the performance metrics for the 2025-2027 performance period, each representing 50% of the named executive officer’s target performance-based LTI grant. These metrics and their weighting are consistent with performance awards from the prior year awards. In 2025, the Company refined its Return on Equity definition for performance awards by transitioning from a pre-tax metric to a traditional after-tax ROE metric to align with long-term performance metrics shared at the Company's 2024 investor day. Metrics used are aligned with investors' interests and the focus on returns the Company has communicated to investors. The HR Committee established the 2025-2027 rTSR performance levels as (i) threshold of 25th percentile; (ii) target of 50th percentile; and (iii) maximum of 75th percentile, which are unchanged from prior three-year cycle rTSR performance levels and are consistent with the rTSR performance threshold, target, and maximum levels established by several of the Company's peers.
The HR Committee defined ROE as adjusted net income from continuing operations divided by equity. “Equity” is defined as total stockholders' equity, excluding non-controlling interests, adjusted for accumulated other comprehensive income or loss. Any share repurchases executed during the performance period reduce stockholders’ equity. The HR Committee established the 2025-2027 three-year average ROE threshold, target, and maximum performance levels as 9.5%, 12.0% and 14.5%, respectively. These performance levels were set after a rigorous analysis of leasing industry ROE history, the Company’s ROE history, and the Company's three-year financial forecast. Please refer to “Incentive Compensation Overview” for a description of the HR Committee’s performance goal-setting process.

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Table 7: Performance Levels for the Performance Unit Program

Performance Unit Component	Performance Period	Threshold	Target	Maximum

Relative Total Stockholder Return	2022-2024 2023-2025 2024-2026 2025-2027	25th %ile	50th %ile	75th %ile
Return on Equity - Pre-Tax	2022-2024 2023-2025	9.0%	12.5%	14.5%
Return on Equity - Pre-Tax	2024-2026	10.0%	12.5%	15.0%
Return on Equity - After-Tax	2025-2027	9.5%	12.0%	14.5%
Performance Unit Program Grants in 2025
At the end of the 2025-2027 performance period, for both three-year rTSR and three-year average ROE components combined, the named executive officers can earn from 30% of the target grant at the threshold performance level up to 200% at the maximum performance level. If the Company achieves target rTSR and target ROE, the named executive officers will retain 100% of their grant. The named executive officers will retain 0% of the target grant if the Company does not achieve the threshold performance levels. For Company performance falling between the performance levels, the amount of the grant awarded is linearly interpolated. See the “Grants of Plan-Based Awards Table” for the specific number of Performance Units granted to each named executive officer in 2025 under the Performance Unit program. The rTSR portion of the 2025 Performance Unit payout is capped at 100% of target if the three-year annualized rTSR is negative over the performance period.
Time-Based Restricted Stock Unit Grants in 2025
In 2025, the named executive officers were granted 40% of their respective target LTI as time-based restricted stock units. Time-based restricted stock units are considered "at risk" because the units' ultimate value is based on share performance. These grants reflect the HR Committee’s desire for long-term retention of the key executives. These time-based restricted stock units are expected to vest ratably in May 2026, May 2027, and May 2028 if the named executive officer remains an employee with the Company on such dates or if a named executive officer retires at least six months after grant date and attains age sixty and ten years of service. These units are non-voting and do not receive dividends during the vesting period. Accrued dividends are subject to the same vesting conditions as the underlying restricted stock units.
2022-2024 Performance Unit Performance and Payout
Performance levels for the 2022-2024 Performance Unit grants were weighted equally among rTSR relative to the S&P MidCap 400, and the three-year average annual ROE for the 2022-2024 performance period as shown in Table 7 above. Participants had an opportunity to earn from 30% of the target grant by attaining threshold performance to 200% of the target grant by attaining maximum performance. Performance for the 2022-2024 performance period for rTSR was 181.6% of target based on attaining the 70th percentile as compared to the S&P MidCap 400 companies' performance during the same period. The ROE performance for the three-year performance period was above target at 14.4%, and thus attained 196.8% of target.

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2023-2025 Performance Unit Performance and Payout
Performance levels for the 2023-2025 Performance Unit grants were weighted equally among rTSR relative to the S&P SmallCap 600, and the three-year average annual ROE for the 2023-2025 performance period as shown in Table 7 above. Participants had an opportunity to earn from 30% of the target grant by attaining threshold performance to 200% of the target grant by attaining maximum performance. Performance for the 2023-2025 performance period for rTSR was 97.8% of target based on attaining the 49th percentile as compared to the S&P SmallCap 600 companies' performance during the same period. The ROE performance for the three-year performance period was above target at 21.6%, and thus attained 200.0% of target.
Limited Perquisites
The Company provides named executive officers with a limited number of perquisites the HR Committee believes are reasonable and consistent with the overall compensation program and those commonly provided in the marketplace. These perquisites include annual physical examinations, financial planning services, and limited personal use of Company entertainment tickets when they become available because no business use has been arranged.
Post-employment Benefits
The Company’s retirement, savings, and transition compensation plans are designed to assist executives in the transition from active employment. The HR Committee believes these plans assist in recruiting and retaining senior executives and facilitate employment transition. Each of the plans is discussed in the “Compensation of Executives” section of this proxy statement. The Company’s retirement, savings, and transition compensation plans for the named executive officers consist of the following:
•Trinity Industries, Inc. 401(k) Plan (the “401(k) Plan”) - a voluntary, tax qualified, defined contribution plan that covers most of our U.S. employees, including the named executive officers, and includes a Company match for a portion of each employee’s contribution.
The 401(k) Plan permits employees to elect to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Internal Revenue Code of 1986, as amended (the "Code"), to be deferred for this purpose) in a tax exempt trust maintained pursuant to a retirement plan qualified under Code Section 401(a). The 401(k) Plan is a “safe-harbor” plan with eligible participants receiving company matching contributions of 100% of a participant’s deferred compensation not to exceed 6% of the employee’s compensation (subject to the maximum limit permitted by the Code).
•Trinity Industries, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) - a supplemental deferred compensation plan that includes certain employer contribution provisions for highly compensated employees, including the named executive officers, that allows them to defer a portion of their base pay and annual incentive and includes a Company match for a portion of their contribution.
•Transition Compensation Plan (the "Transition Compensation Plan") - an unfunded long-term plan whereby an amount equal to 10% of salary and annual incentive compensation was set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (8.75% for 2025). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the conditions set forth in “Nonqualified Deferred Compensation Discussion.” In 2020, the Transition Compensation Plan was frozen to new participants and the annual 10% contribution of salary and annual incentive compensation ceased. Mr. Marchetto is the only named executive officer who participates in the Transition Compensation Plan.

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Change in Control Agreements
The Board has determined it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to the interests of stockholders without distraction in potential circumstances arising from the possibility of a change in control of the Company. Accordingly, the Company has a change in control agreement with each of the named executive officers, other than Mr. Mitchell, whose change in control agreement terminated upon his resignation from the office of Executive Vice President, Leasing and Services. The original agreements had three-year terms and have been extended. The agreements provide for payment to the named executive officers of a lump sum equal to two times (three times for Ms. Savage) the executive’s base salary plus the target annual bonus in effect upon the change of control, or if higher, at the time of termination. The severance benefits provided by the change in control agreements also include, for 24 months after termination, continuation of all medical, dental, vision, health, and life insurance benefits being provided to the named executive officer at the time of termination of employment and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.
The change in control agreements contain a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the named executive officer’s employment before cash compensation will be paid under the agreement. A qualifying termination of employment must be in connection with a change in control or within two years following a change in control where the named executive officer is terminated without “cause” or the named executive officer terminates his or her employment for “good reason” (a “Qualifying Termination”). In addition, the agreements contain a non-compete provision to protect the Company’s business goodwill. Further, the named executive officer is required to execute a release of claims against the Company to receive compensation under the agreement.
The change in control agreements provide for the single trigger of a change in control for vesting of equity awards granted prior to January 1, 2019 and provide for the Qualifying Termination double-trigger for vesting of equity awards granted on or after January 1, 2019. Retirement and deferred compensation benefits under the Company’s non-qualified retirement and deferred compensation plans vest upon the Qualifying Termination double trigger.
The change in control agreements do not include excise tax gross ups. Instead, if any payment to which the named executive officer is entitled would be subject to the excise tax imposed by Section 4999 of the Code, then the named executive officer shall be solely responsible for the payment of all income and excise taxes due from the named executive officer and attributable to such payment, with no right of additional payment from the Company as reimbursement for any excise taxes.
The Company considers the compensation payable under the agreements upon specified events of termination following a change in control to be appropriate in light of the businesses in which it is engaged, the limited number of companies in many of those businesses, and the uncertain length of time necessary to find new employment. The level of payments and benefits provided under the change in control agreements is considered appropriate. These benefits are recognized as part of the total compensation package and are reviewed periodically, but are not specifically considered by the HR Committee when making changes in base salary, annual incentive compensation, or long-term incentive compensation. The change in control severance benefits are discussed in the Compensation of Executives section under “Potential Payments Upon Termination or Change in Control.” The Company does not have severance agreements with named executive officers other than the change in control agreements.

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Health and Welfare Benefits
The Company-supported medical plan; life insurance; short-term and long-term disability plan; employee-paid dental, vision, critical illness insurance; and supplemental life insurance are substantially similar for the named executive officers as for all other full-time employees. The Company does not provide health benefits to retirees.
Compensation-Related Policies and Positions
Internal Equity Regarding CEO Compensation
The HR Committee follows the same processes and methods disclosed herein to establish the compensation for all other named executive officers as it does in recommending to the independent directors the compensation package for the CEO. As noted previously, the CEO is compared to other executives in comparable positions in the Peer Survey Data. Since the CEO of the Company has a unique and greater set of responsibilities as compared to the other named executive officers, including ultimate responsibility for the overall success of the Company, the Board does not consider the CEO’s compensation to be comparable to the compensation of the other named executive officers.
Recoupment on Restatement
Consistent with applicable rules of the NYSE, the HR Committee has adopted a Company policy that, subject to certain exceptions and criteria, requires the recoupment of incentive-based compensation from executive officers if the financial statements on which such compensation was based are subsequently required to be restated due to material noncompliance with any financial reporting requirement under the securities laws.
The Company also maintains an additional compensation recoupment policy that covers a broader group of employees. This additional policy allows payouts to be recouped under annual and/or long-term incentive plans if the financial statements on which they are based are subsequently required to be restated as a result of errors, omissions, fraud, or other misconduct. This additional policy provides discretion to the HR Committee to make such determinations while providing a framework to guide its decisions.
Stock Ownership Requirements; Anti-Hedging/Anti-Pledging Policy
The Company's stock ownership requirements require the CEO to maintain ownership of Company Common Stock valued at six times base salary, the other named executive officers at three times base salary, and the Board at five times annual cash retainer. Stock ownership is defined as (i) stock owned without restrictions; (ii) shares or units granted on which restrictions remain, including restricted shares that vest at retirement; (iii) shares or share equivalents held in a qualified or non-qualified profit sharing plan; and (iv) equivalent shares determined from vested, in-the-money stock options. Unvested performance units or performance shares do not count toward compliance with the ownership requirements. Individuals subject to the stock ownership requirements have five years to achieve compliance with the ownership requirements, subject to extensions in limited circumstances. Prior to achieving compliance by the applicable compliance date, the named executive officers may sell up to 50% of shares received from each award that vests after becoming subject to stock ownership requirements. The named executive officers and the directors are all in compliance with the Company’s stock ownership requirements or are within the time period allowed to achieve compliance.
The Company has also adopted a policy prohibiting officers, directors, such additional persons as may be recommended by the Company’s Disclosure Committee and approved by the CEO and CFO, and their respective related persons from (i) selling Company securities short, (ii) pledging or hypothecating any Company securities (e.g., using such securities for margin loans or to collateralize other indebtedness), or (iii) engaging in derivative

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transactions, including without limitation hedging, puts, and calls, involving Company securities. Other than with regard to the specified persons above, the Company does not have a policy regarding the ability of its employees to hedge or pledge Company securities, including with respect to the types of transactions identified in Item 407(i)(1) of Regulation S-K.
Timing of Equity Grants and Disclosures
Equity awards are generally granted to the named executive officers on the first business day of the year and shortly after annual meetings of stockholders. In certain circumstances, including the hiring or promotion of an officer, grants may be made at other times. The Company last granted stock options in 2020, and has no stock appreciation rights or similar instruments outstanding. The HR Committee does not take material non-public information into account when determining the timing and terms of equity awards. The Company does not time disclosure of material non-public information for the purpose of affecting the value of executive compensation.
Conclusion
The HR Committee believes the executive compensation program provides appropriate incentives for each named executive officer to strive for the Company’s achievement of exceptional operating results and concurrent preservation of, and improvements to, the Company’s financial condition, thereby clearly aligning each executive’s potential compensation with the long-term interests of stockholders. In summary, the Company’s executive compensation program contributes to a high-performance culture in which executives are expected to deliver results that promote the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business.
Human Resources Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Human Resources Committee
William P. Ainsworth, Chair
Robert C. Biesterfeld Jr.
John J. Diez
Leldon E. Echols
S. Todd Maclin

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Compensation of Executives
Summary Compensation Table
The following table and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives of the Company’s executive compensation programs.
The “Summary Compensation Table” below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2025, 2024, and 2023.
Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

E. Jean Savage Chief Executive Officer and President	2025	1,000,000	4,280,635	2,136,000	19,468	44,061	7,480,164
	2024	970,000	3,961,921	2,006,400	19,346	205,112	7,162,779
	2023	930,000	4,029,560	655,200	14,924	99,872	5,729,556
Eric R. Marchetto Executive Vice President and Chief Financial Officer	2025	635,576	1,122,404	890,000	14,605	75,655	2,738,240
	2024	611,131	1,072,192	857,280	14,479	76,230	2,631,312
	2023	596,225	1,079,661	228,600	11,179	21,019	1,936,684
Gregory B. Mitchell Former Executive Vice President, Leasing and Services	2025	549,016	783,050	640,800	—	36,760	2,009,626
	2024	530,450	735,239	656,640	—	35,700	1,958,029
	2023	515,000	757,285	255,960	—	28,979	1,557,224
Kevin Poet Executive Vice President, Operations and Support Services	2025	550,231	783,050	624,600	—	40,921	1,998,802
	2024	525,280	735,239	656,640	—	40,837	1,957,996
	2023	515,000	757,285	252,360	—	32,670	1,557,315
Scott M. Ewing Executive Vice President and Chief Legal Officer	2025	460,782	548,177	542,900	—	21,000	1,572,859
	2024	438,840	459,558	456,000	—	20,700	1,375,098
(1)For Marchetto, $38,135 of the above amount was deferred pursuant to the Deferred Compensation Plan and also is reported in the “Nonqualified Deferred Compensation Table.”
(2)Equity awards are the grant date fair value dollar amounts computed in accordance with Accounting Standards Codification ("ASC") Topic 718, Compensation-Stock Compensation. The policy and assumptions made in the valuation of share-based payments are contained in Note 13 of Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2025. The amounts reported above include grants of performance-based restricted stock units under the Performance Unit program for the 2025-2027 performance period at target value for Savage $2,640,620; Marchetto $692,390; Mitchell $483,043; Poet $483,043; and Ewing $338,156. The potential maximum values for the grants under the Performance Unit program for the 2025-2027 performance period are for Savage $5,281,240; Marchetto $1,384,780; Mitchell $966,086; Poet $966,086; and Ewing $676,312.
(3)Non-equity incentive plan compensation represents cash awards earned during 2025 under the 2025 Annual Incentive Program based on goal achievements. For 2025, for Marchetto, $71,200 of the above amount was deferred pursuant to the Deferred Compensation Plan and is also reported in the "Nonqualified Deferred Compensation Table.”

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(4)This column represents both changes in the 2005 Deferred Plan for Director Fees (the "Director Deferred Plan") for Savage, as well as earnings on deferred compensation for the named executive officers. The above market earnings on nonqualified deferred compensation under the Transition Compensation Plan for Marchetto were $5,459. The above market earnings on the Director Deferred Plan for Savage were $7,201.
(5)The following table is a breakdown of all other compensation included in the “Summary Compensation Table” for the named executive officers:
All Other Compensation

Name	Year	Perquisites and Other Personal Benefits(1) ($)	Company Contributions to Defined Contribution Plans(2) ($)	Total All Other Compensation ($)

E. Jean Savage	2025	23,061	21,000	44,061
	2024	26,532	178,580	205,112
	2023	17,500	82,372	99,872
Eric R. Marchetto	2025	20,988	54,667	75,655
	2024	23,605	52,625	76,230
	2023	—	21,019	21,019
Gregory B. Mitchell	2025	15,760	21,000	36,760
	2024	15,000	20,700	35,700
	2023	19,966	9,013	28,979
Kevin Poet	2025	19,921	21,000	40,921
	2024	20,137	20,700	40,837
	2023	17,251	15,419	32,670
Scott M. Ewing	2025	—	21,000	21,000
	2024	—	20,700	20,700
(1)2025 includes financial planning services for Savage, Marchetto, Mitchell, and Poet; executive physicals for Savage, Marchetto, and Poet; and Company matching of charitable contributions for Savage.
(2)Represents the Company’s matching amounts under the Company’s 401(k) Plan for 2025 for Savage $21,000; Marchetto $21,000; Mitchell $21,000; Poet $21,000; and Ewing $21,000 and under the Company’s Deferred Compensation Plan for 2025 for Marchetto $33,667.

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Grants of Plan-Based Awards
The following table summarizes the 2025 grants of equity and non-equity plan-based awards for the named executive officers.
Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)

Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Awards (#)	Grant Date Fair Value of Stock Awards(4) ($)

E. Jean Savage
2025 AIP		240,000	1,200,000	2,400,000
2025 LTI - Time Based	05/15/25							60,854	1,640,015
2025 LTI - Performance ROE	05/15/25				13,692	45,641	91,282		1,075,758
2025 LTI - Performance rTSR	01/02/25				10,519	35,063	70,126		1,564,862
Eric R. Marchetto
2025 AIP		100,000	500,000	1,000,000
2025 LTI - Time Based	05/15/25							15,956	430,014
2025 LTI - Performance ROE	05/15/25				3,590	11,967	23,934		282,062
2025 LTI - Performance rTSR	01/02/25				2,758	9,194	18,388		410,328
Gregory B. Mitchell
2025 AIP		72,000	360,000	720,000
2025 LTI - Time Based	05/15/25							11,132	300,007
2025 LTI - Performance ROE	05/15/25				2,505	8,349	16,698		196,786
2025 LTI - Performance rTSR	01/02/25				1,924	6,414	12,828		286,257

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		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)

Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Awards (#)	Grant Date Fair Value of Stock Awards(4) ($)

Kevin Poet
2025 AIP		72,000	360,000	720,000
2025 LTI - Time Based	05/15/25							11,132	300,007
2025 LTI - Performance ROE	05/15/25				2,505	8,349	16,698		196,786
2025 LTI - Performance rTSR	01/02/25				1,924	6,414	12,828		286,257
Scott M. Ewing
2025 AIP		61,000	305,000	610,000
2025 LTI - Time Based	05/15/25							7,793	210,021
2025 LTI - Performance ROE	05/15/25				1,754	5,845	11,690		137,767
2025 LTI - Performance rTSR	01/02/25				1,347	4,490	8,980		200,389
(1)Other than for awards granted in January, the grant date of all stock awards is the date of the HR Committee meeting or Board meeting at which such award was approved. Awards with a grant date of January 2, 2025 were approved by the HR Committee on December 4, 2024, for granting on the first trading day of the performance period.
(2)Represents the potential amounts payable in 2026 under the 2025 annual incentive program for attainment of performance goals. As previously noted, based on the components of PBT, Cash From Operations, and an evaluation of success vis-a-vis Scorecard goals, the awards under the 2025 annual incentive program paid at 178.0% of the overall performance target for Savage, Marchetto, Mitchell, and Ewing and 173.5% for Poet.
(3)For 2025 equity awards, represents the number of performance-based restricted stock units that were awarded in January 2025 and May 2025 to each of the named executive officers as performance-based awards based on financial performance for 2025 through 2027. These units are earned and vest as discussed below.
(4)The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.

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Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table
The stock awards described in the “Summary Compensation Table” are the dollar amounts of the grant date fair value of the awards calculated in accordance with ASC Topic 718. The following discussion contains statements regarding future performance goals. These statements are solely disclosed in the limited context of the Company’s compensation program and should not be considered statements of the Company’s expectations or estimates. The Company specifically cautions investors not to apply these statements in other contexts.
The equity awards granted in 2025 to the named executive officers were grants of 60% performance-based restricted stock units and 40% time-based restricted stock units, all granted pursuant to the Stock Plan. The performance-based restricted stock unit awards were made at the target amount for each named executive officer. Recipients of the performance-based restricted stock units will not earn any such units unless the Company achieves threshold performance level of (i) 25th percentile of the annualized rTSR measured against the average three-year annualized total stockholder return of the companies comprising the S&P SmallCap 600 index or (ii) 2025-2027 three-year average ROE of 9.5%. Recipients may earn the following percentages of the target grant amount: (i) 30% of the target grant for threshold performance (25th percentile of rTSR measured against S&P SmallCap 600 index and 2025-2027 three-year average ROE of 9.5%); (ii) 100% of the target grant for target performance (50th percentile of rTSR measured against S&P SmallCap 600 index and 2025-2027 three-year average ROE of 12.0%); and (iii) 200% of the target grant for maximum performance (75th percentile of rTSR measured against S&P SmallCap 600 index and 2025-2027 three-year average ROE of 14.5%). For performance falling between the specified levels, the amount of units earned will be interpolated accordingly. During the performance period, recipients do not earn dividends on, and are not entitled to vote with respect to, the performance-based restricted stock units.
In 2025, the named executive officers were granted 40% of their respective target LTI compensation as time-based restricted stock units. These units were granted to reflect the HR Committee’s desire to ensure the long-term commitment of key executives to build stockholder value. These time-based restricted stock units will vest ratably on May 15, 2026, 2027, and 2028 if the named executive officer remains an employee on such dates. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the time-based restricted stock units. Dividends on these units are accrued and paid upon vesting.
Each performance-based restricted stock unit earned will convert into either one share of Common Stock or the cash value of one share of Common Stock and vest on or about May 15, 2028. In the event of death or disability occurring prior to the third anniversary of the date of grant, the performance metrics will be assumed to have been met at target, with the actual number of shares to be awarded determined by multiplying the target grant by a fraction, the numerator of which is the number of days from the beginning of the performance period to the date of death or disability and the denominator of which is the number of days in the full performance period. In the event of a change in control of the Company, the performance metrics will be assumed to have been met at target level and the recipients will earn the target grant of units. In the event of retirement or termination without cause prior to the third anniversary of the date of grant, the number of performance-based restricted stock units earned will be based on the level of achievement for the entire performance period, multiplied by a fraction, the numerator of which is the number of days from the beginning of the performance period to the date of retirement or termination without cause, and the denominator of which is the number of days in the full performance period. However, in the event of such a retirement or termination without cause, all units earned (and shares payable with respect thereto) are subject to forfeiture, at the discretion of the HR Committee, if the recipient of the grant is affiliated in certain respects with a competitor, customer, or supplier of the Company.

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Non-equity incentive plan awards for 2025 to the named executive officers were based 65% on PBT of $375.4 million and 15% on Cash From Operations of $458.3 million. The remaining 20% of each participant's 2025 target AIP was earned based on the success of achieving Scorecard goals.
See “2025 Annual Incentive Compensation Performance Payout Levels” under “Compensation Discussion and Analysis” above for a description of the goals.
Named executive officers may have occasional limited personal use of Company tickets to entertainment events. Entertainment tickets are valued at face value if they have aggregate incremental cost to the Company.
The Company has a 401(k) Plan that permits employees to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a tax exempt trust maintained pursuant to a retirement plan qualified under Code Section 401(a). The 401(k) Plan is a “safe-harbor” plan with eligible participants receiving company matching contributions of 100% of a participant’s deferred compensation not to exceed 6% of the employee’s compensation (subject to the maximum limit permitted by the Code).
See "Deferred Compensation Discussion" for a description of the Deferred Compensation Plan.
Base salary and annual incentive compensation in 2025 represented between 41.9% and 63.8% of the named executive officers’ total compensation as reflected in the “Summary Compensation Table.”

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Outstanding Equity Awards at Year-End
The following table summarizes as of December 31, 2025, for each named executive officer, the number of shares of unvested restricted stock and the number of shares underlying stock options. The market value of the stock awards was based on the closing price of the Company's Common Stock as of December 31, 2025, which was $26.44.
Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

E. Jean Savage	300,000	21.61	2/17/2030	117,798		3,114,579		163,260	(2)	4,316,594	(2)
				141,545	(1)	3,742,450	(1)	126,345	(3)	3,340,562	(3)
Eric R. Marchetto				46,803		1,237,471		44,182	(2)	1,168,172	(2)
				37,925	(1)	1,002,737	(1)	33,128	(3)	875,904	(3)
Gregory B. Mitchell				38,754		1,024,656		30,298	(2)	801,079	(2)
				26,600	(1)	703,304	(1)	23,112	(3)	611,081	(3)
Kevin Poet				21,754		575,176		30,298	(2)	801,079	(2)
				26,600	(1)	703,304	(1)	23,112	(3)	611,081	(3)
Scott M. Ewing				14,112		373,121		18,938	(2)	500,721	(2)
				7,602	(1)	200,997	(1)	16,180	(3)	427,799	(3)
(1)Represents the market value and actual number of performance-based shares to be awarded in 2026 upon certification by the HR Committee of the Board of the achievement of the financial performance goals for the cumulative performance in 2023-2025.
(2)Represents the 2024-2026 maximum rTSR and 2024-2026 maximum ROE, and number or value, as applicable, of performance-based restricted stock units that could be earned if financial performance goals are achieved. The actual number of shares to be issued in 2027 will be based on the Company’s rTSR and ROE from 2024 through 2026. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis — Long Term Incentive Compensation.”
(3)Represents the 2025-2027 target rTSR and 2025-2027 maximum ROE, and number or value, as applicable, of performance-based restricted stock units that could be earned if financial performance goals are achieved. The actual number of shares to be issued in 2028 will be based on the Company’s rTSR and ROE from 2025 through 2027. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis — Long Term Incentive Compensation.”

Trinity Industries, Inc.	56	2026 Proxy Statement

Executive Compensation	TABLE OF CONTENTS
(4)The following table provides the vesting date of unvested time-based stock awards and earned performance-based shares.

Vesting Date	E. Jean Savage	Eric R. Marchetto	Gregory B. Mitchell	Kevin Poet	Scott M. Ewing

05/15/26	201,950	56,038	39,811	37,811	13,735
05/15/27	37,109	11,872	8,833	6,833	4,799
05/15/28	20,284	6,318	3,710	3,710	2,597
05/15/31	—	—	—	—	333
05/15/32	—	—	—	—	250
Retirement(a)	—	10,500	—	—	—
The earlier of age 65 or rule of 80(b)	—	—	13,000	—	—
(a)Grants of restricted stock that will vest upon the earlier of: (i) retirement; (ii) death, disability, or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(b)Grants of restricted stock that will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) the executive officer's age plus years of service equal 80; (iii) death, disability, or change in control; or (iv) consent of the HR Committee after three years from the date of grant.
Additionally, as a result of the Company's spin-off of the business known as Arcosa, Inc. ("Arcosa"), certain equity awards made prior to November 1, 2018 were converted into awards denominated both in shares of Company Common Stock and in shares of Arcosa common stock. In addition to the Company awards identified in the above table, at the end of the 2025 fiscal year, certain named executive officers held equity awards denominated in shares of Arcosa common stock. The value of the Arcosa awards as of December 31, 2025, was $106.32 per share. The following table provides the vesting date of unvested stock awards denominated in shares of Arcosa common stock.

Vesting Date(a)	Eric R. Marchetto	Gregory B. Mitchell	Scott M. Ewing

05/15/26	666	666	111
05/15/27	666	666	83
05/15/28	333	—	—
05/15/31	—	—	111
05/15/32	—	—	83
Retirement(b)	3,500	—	—
The earlier of age 65 or rule of 80(c)	—	4,333	—
(a)There are no outstanding Arcosa equity awards for Savage and Poet.
(b)Grants of Arcosa restricted stock that will vest upon the earlier of: (i) retirement; (ii) death, disability, or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(c)Grants of Arcosa restricted stock that will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) the executive officer's age plus years of service equal 80; (iii) death, disability, or change in control; or (iv) consent of the HR Committee after three years from the date of grant.

Trinity Industries, Inc.	57	2026 Proxy Statement

Executive Compensation	TABLE OF CONTENTS
Option Exercises and Stock Vested in 2025
The following table summarizes for the named executive officers in 2025 the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized, each before payout of any applicable withholding tax. The named executive officers did not exercise any stock options in 2025.
Option Exercises and Stock Vested Table

Name	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

E. Jean Savage	229,791	6,192,867
Eric R. Marchetto	78,578	2,297,155
Gregory B. Mitchell	40,100	1,100,828
Kevin Poet	32,279	869,919
Scott M. Ewing	13,842	373,042
Nonqualified Deferred Compensation
The table below shows the contributions by the executives and the Company, the aggregate earnings on nonqualified deferred compensation in 2025, and the aggregate balance at year end under nonqualified deferred compensation plans of the Company.
Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)

E. Jean Savage	—	—	261,481	1,433,552
Eric R. Marchetto	109,335	33,667	297,408	2,121,704
Gregory B. Mitchell	—	—	21,499	126,620
(1)Salary and incentive compensation deferrals to the Deferred Compensation Plan. The amounts are also included in the “Summary Compensation Table” for 2025.
(2)Includes matching amounts under the Deferred Compensation Plan for Marchetto $33,667. These amounts are also included in the “Summary Compensation Table” for 2025.
(3)This column represents earnings in the Deferred Compensation Plan and the Transition Compensation Plan. Earnings in the Deferred Compensation Plan were: Savage $261,481; Marchetto $282,803; and Mitchell $21,499. Earnings in the Transition Compensation Plan were: Marchetto $14,605. The amounts reported in this table for the Transition Compensation Plan are inclusive of earnings included in the “Summary Compensation Table” above. See footnote 4 to the “Summary Compensation Table.”
(4)This column includes amounts in the “Summary Compensation Table” for (i) matching amounts under the Deferred Compensation Plan in 2024 for Savage $157,880; and Marchetto $31,925; and in 2023 for Savage $62,572; and Marchetto $1,219 and (ii) salary and incentive compensation deferrals to the Deferred Compensation Plan in 2024 for Savage $595,280; and Marchetto $105,250; and in 2023 for Savage $164,745; and Marchetto $42,038.

Trinity Industries, Inc.	58	2026 Proxy Statement

Executive Compensation	TABLE OF CONTENTS
Deferred Compensation Discussion
The Deferred Compensation Plan was established for highly compensated employees who are limited as to the amount of deferrals allowed under the 401(k) Plan. Participants must elect to defer salary prior to the beginning of the fiscal year and annual incentive pay prior to the beginning of the year to which the incentive payments relate. The first 6% of a participant’s base salary and annual incentive pay contributed to the Deferred Compensation Plan, less any compensation matched under the 401(k) Plan, may be matched at 50% by the Company. Participants may choose from several mutual fund-like deemed investments. The Deferred Compensation Plan also includes a “company stock” investment alternative.
For amounts paid into the Deferred Compensation Plan on or after January 1, 2021, if appropriately elected, participants may structure their benefit payments as an in-service distribution (beginning at least two years after the end of the plan year in which the deferral was made) or distribution on termination of employment. Distributions may be paid, at the participant’s election, in the form of a lump sum payment or a series of annual installments (not to exceed 10). Payments made upon termination of employment will be paid out or commence distribution, in the case of installments, beginning six months after termination of employment. Amounts contributed to the Deferred Compensation Plan on or prior to December 31, 2020 will remain distributable under the provisions of the Deferred Compensation Plan in place at the time of such contribution(s).
The Transition Compensation Plan is designed to facilitate a smooth transition when a senior executive separates from service with the Company. It is a long-term plan whereby an amount equal to 10% of a participant’s salary and annual incentive compensation was set aside each year in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (8.75% for 2025). Effective January 1, 2019, Company contributions to the Transition Compensation Plan were discontinued when the account balance reached two times January 1, 2019 base salary plus 2019 target annual incentive. In May 2020, the Transition Compensation Plan was frozen to new participants and the annual 10% contribution of salary and annual incentive compensation ceased. The accounts continue to earn interest at the annually approved rate. The account is payable to the participant in a lump sum or annual installments from one to 20 years as elected by the participant, commencing on the one-year anniversary of the participant’s separation from service, subject to compliance with the following conditions:
The participant must give at least six months advance written notice of intent to transition out of his or her position and must work to develop and implement an agreed-on process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.
For a minimum of one year following the required transition, the participant must be available for consultation, at mutually agreed remuneration, regarding the Company’s business and financial affairs.
For one year after separation from service, the participant may not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without the prior written consent of the CEO, the Chairman of the HR Committee, the Board, or its designee.
A breach of any of the foregoing conditions will cause the forfeiture of any remaining unpaid amounts. Notwithstanding the foregoing, in the event of a participant’s separation from service due to death, disability or a change in control of the Company (as defined in the Transition Compensation Plan), the conditions set forth above shall be of no force and effect. Payment will commence in accordance with the participant’s election. If no election is made, payment will be made as a lump sum on the one-year anniversary of the participant’s separation from service. Mr. Marchetto is the only named executive officer who participates in the Transition Compensation Plan.

Trinity Industries, Inc.	59	2026 Proxy Statement

Executive Compensation	TABLE OF CONTENTS
Potential Payments Upon Termination or Change in Control
Named executive officers that terminate voluntarily, involuntarily, by death or by disability have the same death and disability benefits that are available to the majority of salaried employees. While employed by the Company, salaried employees have a death benefit equal to the lesser of their base salary or $500,000.
The Company’s long-term disability plan provides salaried employees with a disability benefit after six months of disability of 60% of base salary up to a maximum of $12,000 a month while disabled and until normal retirement at age 65. Deferred compensation benefits that are payable on termination are described under “Deferred Compensation Discussion.” Equity awards held by the named executive officers do not vest upon voluntary or involuntary termination, but vesting does occur on death or disability. For retirement, vesting is governed by the terms of the applicable award agreements and the Stock Plan. Pursuant to the terms of the Change in Control Agreement described below, equity awards, and benefits under the Deferred Compensation Plan, Transition Compensation Plan, and 401(k) Plan vest upon, as applicable, a change in control or a termination of employment following a change in control.
The following table provides the dollar value of (i) vesting of equity awards and (ii) the payment of annual incentive compensation assuming each of the named executive officers had been terminated by death, disability, or retirement on December 31, 2025. As of December 31, 2025, Ms. Savage held options to purchase 300,000 shares of the Company's common stock. No other named executive officer held stock options.

	E. Jean Savage	Eric R. Marchetto	Gregory B. Mitchell	Kevin Poet	Scott M. Ewing
	($)	($)	($)	($)	($)

Death
Equity Awards(1)	9,092,181	2,999,843	2,471,099	1,419,316	800,021
Annual Incentive Compensation(2)	2,136,000	890,000	640,800	624,600	542,900
Total	11,228,181	3,889,843	3,111,899	2,043,916	1,342,921
Disability
Equity Awards(1)	9,092,181	2,999,843	2,471,099	1,419,316	800,021
Annual Incentive Compensation(2)	2,136,000	890,000	640,800	624,600	542,900
Total	11,228,181	3,889,843	3,111,899	2,043,916	1,342,921
Retirement
Equity Awards(1)	9,185,953	2,724,200	2,016,860	1,441,684	677,654
Annual Incentive Compensation(2)	2,136,000	890,000	640,800	624,600	542,900
Total	11,321,953	3,614,200	2,657,660	2,066,284	1,220,554
(1)Includes vesting of both Company and Arcosa equity awards.
(2)Assumes payment of 2025 annual incentive compensation at 178.0% of the target amount for Savage, Marchetto, Mitchell, and Ewing and 173.5% for Poet.

Trinity Industries, Inc.	60	2026 Proxy Statement

Executive Compensation	TABLE OF CONTENTS
The Company has entered into a Change in Control Agreement (the “Agreement”) with each of the named executive officers. Mr. Mitchell's Agreement terminated upon his resignation from the office of Executive Vice President, Leasing and Services.
The Agreement provides for compensation if the named executive officer’s employment is terminated under one of the circumstances described in the Agreement in connection with a “change in control” of the Company. A “change in control” is generally defined as (i) any other person or entity acquires beneficial ownership of 30% or more of the Company’s outstanding Common Stock or the combined voting power over the Company’s outstanding voting securities unless the transaction resulting in the person becoming the beneficial owner of 30% or more of the combined voting power is approved in advance by the Company’s Board; (ii) the incumbent directors cease for any reason to constitute at least a majority of the Board; (iii) the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or (iv) the stockholders approve a complete liquidation or dissolution of the Company. See “Change in Control Agreements” under the Compensation Discussion and Analysis section.
The Agreements have three-year terms, subject to extension. The Agreements contain a “double trigger” provision that requires both a change in control of the Company and a Qualifying Termination of the named executive officer’s employment before compensation will be paid under the Agreement. A Qualifying Termination must be for (i) reasons other than as a result of the executive’s death, disability, retirement, or termination of the named executive officer’s employment by the Company for “cause”; or (ii) termination of employment by the named executive officer for “good reason.”
The Agreement provides for the single trigger of a change in control for vesting of equity awards granted prior to January 1, 2019 and provides for the Qualifying Termination double-trigger for vesting of equity awards granted on or after January 1, 2019.
“Cause” is generally defined as a participant’s (i) willful and continued failure to substantially perform the participant's employment duties with the Company; (ii) misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the participant constituting a felony that results in gain to the participant at the Company’s expense; (iii) conviction of the participant of a felony involving moral turpitude; or (iv) the refusal of the participant to accept offered employment after a change in control.
“Good reason” is generally defined as, following a change in control, (i) a material adverse change in a participant’s working conditions or responsibilities; (ii) assignment to the participant of duties inconsistent with the participant’s position, duties, and reporting responsibilities; (iii) a change in the participant’s titles or offices; (iv) a reduction in the participant’s annual base salary; (v) a material reduction in the participant’s benefits, in the aggregate, under the benefits plans, incentive plans, and securities plans; (vi) failure to provide a participant with the number of paid vacation days entitled at the time of a change in control; (vii) any material breach by the Company of the Agreement; (viii) any successor or assign of the Company fails to assume the Agreement; (ix) the relocation of the participant’s principal place of employment outside of Dallas County, Texas; or (x) any purported termination not conducted pursuant to a notice of termination by the Company.
The severance benefits provided by the Agreements also include, for 24 months after termination, continuation of all medical, dental, vision, health, and life insurance benefits being provided to the named executive officer at the time of termination of employment and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.

Trinity Industries, Inc.	61	2026 Proxy Statement

Executive Compensation	TABLE OF CONTENTS
If each named executive officer’s employment had been terminated on December 31, 2025 under one of the circumstances described in the Agreement in connection with a change in control of the Company, the named executive officers would have received the following:

Name	Equity Awards(1) ($)	Annual Incentive Compensation(2) ($)	Cash Compensation(3) ($)	Continuation of Benefits(4) ($)	Total ($)

E. Jean Savage	11,234,074	1,200,000	6,600,000	18,754	19,052,828
Eric R. Marchetto	3,567,454	500,000	2,271,152	32,264	6,370,870
Gregory B. Mitchell	2,864,801	360,000	1,818,032	47,894	5,090,727
Kevin Poet	1,813,018	360,000	1,820,462	28,179	4,021,659
Scott M. Ewing	1,065,722	305,000	1,531,564	47,742	2,950,028
(1)Vesting of both Company and Arcosa equity awards.
(2)Assumes payment of 2025 annual incentive compensation at target amount.
(3)Represents cash lump sum equal to three times base salary and applicable bonus for Savage, two times base salary and applicable bonus for Marchetto, Mitchell, Poet, and Ewing.
(4)Estimated cost of continuation for 24 months of medical and life insurance benefits and any additional income tax payable by the executive as a result of these benefits.

Trinity Industries, Inc.	62	2026 Proxy Statement

DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2025.
Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)

William P. Ainsworth	120,000	138,011	5,000	263,011
Robert C. Biesterfeld Jr.	100,000	138,011	17,380	255,391
John J. Diez	117,500	138,011	—	255,511
Leldon E. Echols	192,500	213,013	87,210	492,723
Veena M. Lakkundi	102,500	138,011	—	240,511
S. Todd Maclin	107,500	138,011	30,648	276,159
Dunia A. Shive	120,000	138,011	1,500	259,511
(1)Includes amounts deferred under the Director Deferred Plan.
(2)Stock awards are for restricted stock or restricted stock units awarded in 2025 and the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 13 of Item 8 of the Company’s Form 10-K for the year ended December 31, 2025.
(3)As of December 31, 2025, the directors had restricted stock units totaling as follows: Biesterfeld 16,082; Diez 15,899; Echols 62,158; Lakkundi 14,570; Maclin 10,961; and Shive 64,291.
(4)For Biesterfeld, Echols, and Maclin, includes dividend equivalents on stock units in the Director Deferred Plan. For Ainsworth, Biesterfeld, and Maclin, includes a $5,000 matching contribution, and for Shive, includes a $1,500 matching contribution, by the Company in their name pursuant to the Company’s program of matching charitable contributions. The maximum annual contribution that may be matched under that program is $5,000 per individual.

Trinity Industries, Inc.	63	2026 Proxy Statement

Director Compensation	TABLE OF CONTENTS
Director Compensation Discussion
Each director of the Company who was not a compensated officer or employee of the Company during 2025 received cash compensation in 2025 as follows:
•Board member - annual retainer of $85,000
•Independent Chairman of the Board - annual retainer of $150,000, to be paid in cash and/or equity, as selected by the Chairman
•Chairs of the Audit and HR Committees - annual retainer of $20,000
•Chairs of the Governance and Finance Committees - annual retainer of $15,000
•Members of the Audit Committee - annual retainer of $10,000
•Members of the Finance, Governance, and HR Committees - $7,500
The Board has established a cash equivalent value as a guide for annual equity compensation for directors of $138,000 and for 2025 used the share price on the date of grant as the basis for awards. Following their election at the Annual Meeting of Stockholders in May 2025, each director who was not also an executive officer of the Company was granted 5,121 restricted stock units or shares of restricted stock, with dividend equivalents, that are convertible into 5,121 shares of Common Stock upon departure from the Board. The share price used to calculate these awards at the time of granting was $26.95. The amount listed in the “Stock Awards” column of the “Director Compensation Table” is the grant date fair value dollar amount computed in accordance with ASC Topic 718. The grant date fair value for these awards was $26.95 per share. Upon joining the Board, a director receives a prorated grant, subject to a minimum of 50% of the previous annual grant amount.
Non-employee directors may elect, pursuant to the Director Deferred Plan, to defer the receipt of all or a specified portion of the fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at an interest rate equivalent (8.75% in 2025) or, at the director’s prior election, in units of the Company’s Common Stock at the closing price on the NYSE on the last day of the quarter following the date that a payment is credited to the director’s account, or if the last day of the quarter is not a trading day, on the next succeeding trading day. Such stock units are credited with amounts equivalent to dividends paid on the Company’s Common Stock. Upon ceasing to serve as a director or a change in control, the value of the account will be paid to the director in annual installments not exceeding ten years, according to the director’s prior election.
Fees deferred pursuant to the Director Deferred Plan are credited to the director’s account monthly. Fees that are not deferred pursuant to the Director Deferred Plan are paid in cash quarterly, in arrears.

Trinity Industries, Inc.	64	2026 Proxy Statement

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, the Company is providing the following information about the relationship of the median of the annual total compensation of its employees and the annualized total compensation of Ms. Savage, the CEO.
In accordance with Item 402(u), the Company identified a new median employee to calculate the ratio below. As of December 31, 2025, approximately 2,650 of the Company's employees were employed in the U.S. (approximately 43%) and 3,460 were employed in Mexico (approximately 57%).
The Company used the following methodology, material assumptions and adjustments to identify the median of the annual total compensation of all its employees and to determine the annual total compensation of the median employee:
•The Company determined that, as of December 31, 2025, its employee population consisted of approximately 6,107 individuals working at Trinity and its consolidated subsidiaries. This population consisted of full-time, part-time, seasonal and temporary employees based on those individuals who were determined to be employees using the Code test.
•As permitted under SEC rules, the Company adjusted the employee population to exclude 16 employees in Canada.
The Company determined each employee’s base salary and cash performance incentive compensation paid during 2025 as reflected in the Company payroll records. The Company identified its median employee from its adjusted employee population based on this compensation measure.
For determining the median employee, for the Company's employees in Mexico, amounts were converted from Mexican pesos to U.S. dollars using the 2025 calendar year twelve month average exchange rate. For determining the 2025 annual total compensation of the median employee, the amounts were converted from Mexican pesos to U.S. dollars using the 2025 calendar year twelve-month exchange rate.
For 2025, the median employee’s annual total compensation was approximately $33,931 and the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $7,480,164. Based on this information, for 2025 the ratio of the annual total compensation of Ms. Savage to the annual total compensation of the median employee was approximately 220 to 1.

Trinity Industries, Inc.	65	2026 Proxy Statement

PAY VS. PERFORMANCE

Pay vs. Performance Tabular Disclosures
The following table sets forth additional compensation information for our named executive officers, calculated in accordance with SEC rules, for fiscal years 2025, 2024, 2023, 2022, and 2021.
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based on:

Year (1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3) ($)	Total Stockholder Return(4) ($)	Peer Group Total Shareholder Return(5) ($)	Net Income (6) ($ in millions)	Profit Before Tax(7) ($ in millions)

2025	7,480,164	2,344,864	2,079,882	1,164,358	121	176	277.3	375.4
2024	7,162,779	17,384,265	1,980,609	3,844,506	154	164	157.1	222.3
2023	5,729,556	1,653,429	1,398,362	460,897	112	143	126.6	173.5
2022	5,493,340	9,671,481	1,551,168	2,204,848	120	113	72.9	120.0
2021	5,579,197	7,221,864	1,626,717	1,893,614	118	120	181.8	88.0
(1)E. Jean Savage served as the Company's principal executive officer ("PEO") for fiscal years 2025, 2024, 2023, 2022, and 2021.
Trinity's other, non-PEO, named executive officers for fiscal years 2025, 2024, 2023, 2022, and 2021 were as follows:
2025 - Eric R. Marchetto, Gregory B. Mitchell, Kevin Poet, and Scott M. Ewing
2024 - Eric R. Marchetto, Gregory B. Mitchell, Kevin Poet, and Scott M. Ewing
2023 - Eric R. Marchetto, Gregory B. Mitchell, Kevin Poet, Steven L. McDowell, and Sarah R. Teachout
2022 - Eric R. Marchetto, Sarah R. Teachout, Gregory B. Mitchell, and Kevin Poet
2021 - Eric R. Marchetto, Sarah R. Teachout, Brian D. Madison, and Kevin Poet
(2)Compensation actually paid ("CAP") as reported in this section is derived from certain adjustments made to the Summary Compensation Table totals. CAP does not necessarily represent cash and/or equity value transferred to the applicable named executive officer without restriction, but rather is a value calculated under applicable SEC rules. In general, CAP is calculated as total compensation reported in the applicable fiscal year in the Summary Compensation Table (i) less the aggregate equity compensation reported in the applicable fiscal year in the Summary Compensation Table, (ii) plus any dividends or dividend equivalents paid during the fiscal year, (iii) plus the aggregate change in equity fair value accrued for equity awards outstanding as of fiscal year end, and (iv) plus the aggregate change in equity fair value up to any applicable vesting event for equity awards vesting during the fiscal year. The reconciliations of total compensation as reported in the Summary Compensation Table to CAP for our PEO and other named executive officers are included in the tables below.
(3)Equity compensation fair value is calculated based on assumptions determined in accordance with ASC Topic 718. Grant date fair values for time-based restricted stock units are calculated using the stock price as of the date of grant. Adjustments have been made using the stock price as of each fiscal year end and as of each respective vesting date. Grant date fair values for performance-based restricted stock units linked to ROE are calculated using the stock price as of the date of grant assuming target performance. Grant date fair values for performance-based restricted stock units linked to rTSR are determined based on Monte Carlo valuations. Adjustments for performance-based restricted stock units have been made using stock price, Monte Carlo valuation, and performance accrual modifier information, as applicable, as of each fiscal year end and as of each respective vesting date. Grant date fair values for stock options are calculated based on the Black-Scholes option pricing model as of the date of grant. Adjustments have been made using stock option fair values as of each measurement date using the Company's stock price and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of each respective measurement date. Performance-based awards are recognized as vested in the fiscal year during which the HR Committee formally certifies the applicable performance results and any earned shares are distributed to the applicable executive.

Trinity Industries, Inc.	66	2026 Proxy Statement

Pay vs Performance	TABLE OF CONTENTS
(4)Total stockholder return ("TSR") calculated based on an assumed $100 investment as of December 31, 2020 and the reinvestment of any issued dividends.
(5)S&P 600 Machinery index total shareholder return calculated based on an assumed $100 investment as of December 31, 2020 and the reinvestment of any issued dividends.
(6)Reflects net income as reported in the Consolidated Statements of Operations included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2025, 2024, 2023, 2022, and 2021.
(7)The Company has identified Profit Before Tax, or PBT, as the company-selected measure for the pay versus performance disclosure, as it represents the most important financial performance measure used to link CAP for the PEO and the other named executive officers in 2025 to the Company’s performance. PBT is defined as income from continuing operations before income taxes and has been adjusted for each fiscal year presented to exclude the impacts of certain gains, losses or other items that are not indicative of our normal business operations as approved by the HR Committee. PBT reflected in the table is PBT for the Company as a whole. For purposes of determining incentive compensation payouts for the PEO and certain other named executive officers during the years disclosed, individual adjustments were made from time to time, consistent with the authority described in the "Compensation Discussion and Analysis" section.
The following table presents the reconciliation of total compensation as reported in the Summary Compensation Table to CAP for our named executive officers, calculated in accordance with SEC rules, for fiscal years 2025, 2024, 2023, 2022, and 2021:
Reconciliation of Summary Compensation Table totals to CAP

	2025		2024		2023		2022		2021

	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO(1) ($)	Average Non-PEO NEOs ($)

Summary Compensation Table Total Compensation	7,480,164	2,079,882	7,162,779	1,980,609	5,729,556	1,398,362	5,493,340	1,551,168	5,579,197	1,626,717
Less: amounts reported under the "Stock Awards" and "Stock Options" columns in the Summary Compensation Table for the applicable fiscal year	(4,280,635)	(809,170)	(3,961,921)	(750,557)	(4,029,560)	(726,555)	(3,765,420)	(757,355)	(3,613,344)	(733,605)
Aggregate change in fair value of equity awards outstanding and unvested as of the applicable fiscal year end	789,482	105,759	13,347,622	2,466,919	1,671,904	159,749	7,919,811	1,477,256	5,256,011	953,765
Aggregate change in fair value up to any applicable vesting event for equity awards vesting during the applicable fiscal year	(1,872,840)	(285,918)	640,991	94,167	(1,845,471)	(404,891)	(17,250)	(92,139)	—	30,541
Plus: dividends or dividend equivalents paid during the applicable fiscal year	228,693	73,805	194,794	53,368	127,000	34,232	41,000	25,918	—	16,196
CAP	2,344,864	1,164,358	17,384,265	3,844,506	1,653,429	460,897	9,671,481	2,204,848	7,221,864	1,893,614

Trinity Industries, Inc.	67	2026 Proxy Statement

Pay vs Performance	TABLE OF CONTENTS
Pay-for-Performance Alignment
The HR Committee reviews a variety of Company-wide and individual factors to link CAP with Company and executive performance. The following charts depict the relationship of CAP for the PEO and other named executive officers, calculated in accordance with SEC rules, to 1) the total stockholder return of both the Company ("TRN") and the S&P 600 Machinery Index, 2) Net Income, and 3) Profit Before Tax.
(1)Net income for 2021 includes an after-tax gain related to the sale of the Company's Highway Products business of $131.4 million.
(2)Profit Before Tax and Net Income for 2025 includes a $194.2 million gain on the divestiture of a partially-owned leasing subsidiary.

Trinity Industries, Inc.	68	2026 Proxy Statement

Pay vs Performance	TABLE OF CONTENTS
Performance Measures
The following table identifies the three most important financial performance measures used by the HR Committee to link the CAP for our PEO and other named executive officers in 2025 to the Company's performance. Each of these performance measures is described in more detail in the Compensation Discussion and Analysis under the sections “Components of Compensation - 2025 Annual Incentive Compensation Performance Payout Levels” and "Components of Compensation - Long Term Incentive Compensation."

Financial Performance Measures

Profit Before Tax
Return On Equity
Cash From Operations

Trinity Industries, Inc.	69	2026 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

The Governance Committee has adopted a Policy and Procedures for the Review, Approval, and Ratification of Related Person Transactions. In accordance with the written policy, the Governance Committee, its Chair (as applicable), or the Board (the "Approving Party"), is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of the Company’s directors, executive officers, owners of 5% or more of any class of the Company's voting securities, and any of their respective immediate family members. The policy applies to "Related Person Transactions," which are transactions in which the Company participates, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the Chief Legal Officer (the “CLO”) will review potential transactions and, in consultation with the CEO and CFO, will assess whether the proposed transaction would be a Related Person Transaction. If the CLO determines the proposed transaction would be a Related Person Transaction, the proposed transaction is submitted to the appropriate Approving Party for review and consideration. In reviewing Related Person Transactions, the Approving Party shall consider all relevant facts and circumstances available, including, but not limited to the following:
•the benefits to the Company of the Related Person Transaction;
•the impact of a director’s independence if the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, stockholder, or executive officer;
•the availability of other sources for comparable products and services;
•the terms of the transaction; and
•the terms available to unrelated third parties or employees generally.
After reviewing such information, the Approving Party may approve the Related Person Transaction if it concludes in good faith that the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.
Under the policy, the HR Committee must approve hiring of immediate family members of executive officers or directors and any subsequent material changes in employment or compensation.
The Company had no such Related Person Transactions in 2025.

Trinity Industries, Inc.	70	2026 Proxy Statement

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management
The following table presents the beneficial ownership of the Company’s Common Stock as of March 23, 2026, for (i) each person beneficially owning more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all of the Company’s directors and current executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to the stockholder's shares. The business address of each of the Company’s directors and executive officers is c/o Trinity Industries, Inc., 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254.

Name	Amount and Nature of Ownership of Common Stock(1) (#)	Percent of Class(2) (%)

Directors
William P. Ainsworth	27,961	*
Robert C. Biesterfeld Jr.	19,726	*
John J. Diez	41,630	*
Leldon E. Echols	136,208	*
Veena M. Lakkundi	19,691	*
S. Todd Maclin	43,630	*
Dunia A. Shive	64,291	*
Named Executive Officers
E. Jean Savage	678,635	*
Eric R. Marchetto	297,579	*
Gregory B. Mitchell	142,676	*
Kevin Poet	79,953	*
Scott M. Ewing	62,332	*
All Directors and Executive Officers as a Group (13 persons):	1,637,430	2.1
Other 5% Owners
BlackRock, Inc.(3)	12,684,000	15.9
The Vanguard Group(4)	9,677,807	12.2
Capital International Investors(5)	8,993,565	11.3
Dimensional Fund Advisors LP(6)	5,024,343	6.3
*    Less than one percent (1%)

Trinity Industries, Inc.	71	2026 Proxy Statement

Security Ownership	TABLE OF CONTENTS
(1)Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that current officers and directors have the right to acquire through restricted stock units and earned performance units held as of March 23, 2026, or within 60 days thereafter, as follows: Biesterfeld 16,082; Diez 15,899; Echols 62,158; Lakkundi 14,570; Maclin 10,961; Shive 64,291; Savage 201,950; Marchetto 56,038; Mitchell 39,811; Poet 37,811; Ewing 13,735; and all current directors and current executive officers as a group 537,423 shares. Additionally, Ms. Savage has the right to acquire 300,000 shares through the exercise of stock options held as of March 23, 2026. Includes 3,050 shares indirectly held through the 401(k) Plan by Marchetto, who is the only named executive officer holding shares through the 401(k) Plan. Savage's total includes 65,902 shares held in family trusts, of which Savage is the trustee. At March 23, 2026, no directors or executive officers had any shares pledged as security, and it is against the Company's policy for them to do so.
(2)Percentage ownership is based on number of shares of Common Stock outstanding as of March 23, 2026.
(3)BlackRock, Inc. and its affiliates, 50 Hudson Yards, New York, NY 10001, reported to the SEC on an Amendment to Schedule 13G filed April 29, 2025, that they have sole voting power over 12,565,868 shares and sole dispositive power over 12,684,000 shares.
(4)The Vanguard Group and its subsidiaries, 100 Vanguard Blvd., Malvern, PA 19355, reported to the SEC on an Amendment to Schedule 13G filed February 13, 2024, that they have shared voting power over 70,061 shares, sole dispositive power over 9,520,970 shares, and shared dispositive power over 156,837 shares. On March 27, 2026, The Vanguard Group filed an Amendment to Schedule 13G reporting that, as a result of an internal realignment and in reliance on SEC Release No. 34-39538 (January 12, 1998), certain of its subsidiaries or business divisions will report beneficial ownership on a disaggregated basis from The Vanguard Group. In the filing, The Vanguard Group reported that it owns no shares and that The Vanguard Group, Inc. no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions.
(5)Capital International Investors and its affiliates, 333 South Hope Street, 55th Fl., Los Angeles, CA 90071, reported to the SEC on an Amendment to Schedule 13G filed February 13, 2026, that they have sole voting power over 8,988,375 shares and sole dispositive power over 8,993,565 shares.
(6)Dimensional Fund Advisors LP and its subsidiaries, 6300 Bee Cave Road, Building One, Austin, TX 78746, reported to the SEC on an Amendment to Schedule 13G filed April 15, 2025, that they have sole voting power over 4,900,806 shares and sole dispositive power over 5,024,343 shares.

Trinity Industries, Inc.	72	2026 Proxy Statement

ADDITIONAL INFORMATION

Stockholder Proposals for the 2027 Proxy Statement
Stockholder proposals to be presented at the 2027 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 10, 2026. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.
Director Nominations or Other Business for Presentation at the 2027 Annual Meeting
Under the Bylaws of the Company, a stockholder must follow certain procedures to nominate persons for election as directors at an annual meeting of stockholders or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to place in nomination persons for directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before February 20, 2027, but no earlier than January 21, 2027, for the 2027 Annual Meeting) to the Corporate Secretary of the Company.
In each case, the notice must include the information specified in the Bylaws of the Company. Subject to any rules and regulations adopted by, and the supervision of, the Board, the Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made in compliance with the requirements set forth in the Company’s Bylaws. Copies of the Company’s Bylaws are available from the Corporate Secretary of the Company.
Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Corporate Secretary that sets forth the information required by Rule 14a-19 of the Exchange Act in accordance with and within the time period prescribed in the Company’s Bylaws as set forth above (on or before February 20, 2027, but no earlier than January 21, 2027, for the 2027 Annual Meeting).
See “Corporate Governance and Directors Nominating Committee” for the process for stockholders to follow to suggest a director candidate to the Governance Committee for nomination by the Board.
Report on Form 10-K
The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2025 (not including exhibits and documents incorporated by reference), the Proxy Statement for this Annual Meeting, and the annual report and proxy materials for future annual meetings (once available) at your request. Please direct all requests to Jared S. Richardson, Vice President and Secretary, Trinity Industries, Inc., 14221 N. Dallas Parkway, Suite 1100, Dallas, Texas 75254. These materials also are available, free of charge, on the Company's website at www.trin.net or at the website of the SEC at www.sec.gov.

Trinity Industries, Inc.	73	2026 Proxy Statement

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are properly presented for action at the meeting, it is the intention of the persons named as proxies in the proxy card or electronic voting form to vote in accordance with their judgment on such matters.
By Order of the Board of Directors,

Jared S. Richardson
Vice President and Secretary
April 9, 2026

Trinity Industries, Inc.	74	2026 Proxy Statement

APPENDIX

Reconciliations of Non-GAAP Measures (unaudited)
The Company has included financial measures compiled in accordance with GAAP and certain non-GAAP measures in the Compensation Discussion and Analysis section to provide management and investors with additional information regarding our financial results. Non-GAAP measures should not be considered in isolation or as a substitute for reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies. For each non-GAAP financial measure, the Company provides a reconciliation to the most comparable GAAP measure.
Cash Flow from Operations with Net Gains on Lease Portfolio Sales
Cash flow from operations with net gains on lease portfolio sales is a non-GAAP financial measure. Management believes this measure is useful to both management and investors as it provides a relevant measure of liquidity and a useful basis for assessing the breadth of the cash flow generation capabilities across the Company's operating platform, as well as the Company's ability to fund its operations and repay its debt. This measure is defined as net cash provided by operating activities from continuing operations as computed in accordance with GAAP, plus net gains on lease portfolio sales and is reconciled to net cash provided by operating activities from continuing operations, the most directly comparable GAAP financial measure, in the following table.

Year Ended December 31, 2025
($ in millions)

Net cash provided by operating activities – continuing operations	366.9
Net gains on lease portfolio sales	91.4
Cash flow from operations with net gains on lease portfolio sales	458.3

Trinity Industries, Inc.	A-1	2026 Proxy Statement

Appendix - Reconciliations of Non-GAAP Measures	TABLE OF CONTENTS
Adjusted Return on Equity
Adjusted Return on Equity (“Adjusted ROE”) is defined as a ratio for which (i) the numerator is calculated as income or loss from continuing operations, adjusted to exclude the effects of net income or loss attributable to noncontrolling interest; and (ii) the denominator is calculated as average Trinity stockholders’ equity (which excludes noncontrolling interest). In the following table, the numerator and denominator of the Adjusted ROE calculation are reconciled to income from continuing operations and total stockholders’ equity, respectively, which are the most directly comparable GAAP financial measures. Management believes that Adjusted ROE is a useful measure to both management and investors as it provides an indication of the economic return on the Company’s investments over time.

	Year Ended December 31, 2025	Year Ended December 31, 2024
	($ in millions)

Numerator:
Income from continuing operations	$284.5
Net income attributable to noncontrolling interest	(24.2)
Net income from continuing operations attributable to Trinity Industries, Inc.	$260.3
Denominator:
Total stockholders' equity	$1,145.3	$1,307.2
Noncontrolling interest	(68.1)	(248.3)
Trinity stockholders' equity	$1,077.2	$1,058.9
Average total stockholders' equity	$1,226.3
Return on Equity (1)	23.2%
Average Trinity stockholders' equity	$1,068.1
Adjusted Return on Equity (2)	24.4%

(1)Return on Equity is calculated as income from continuing operations divided by average total stockholders' equity.
(2)Adjusted Return on Equity is calculated as net income from continuing operations attributable to Trinity Industries, Inc. divided by average Trinity stockholders' equity, each as defined and reconciled above.

Trinity Industries, Inc.	A-2	2026 Proxy Statement

TRINITY INDUSTRIES

14221 N. Dallas Parkway
Suite 1100
Dallas, Texas 75254

214.631.4420
www.trin.net

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 20, 2026 for shares held directly and by 11:59 P.M. ET on May 18, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 20, 2026 for shares held directly and by 11:59 P.M. ET on May 18, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V87437-P46468

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRINITY INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. William P. Ainsworth	☐	☐	☐
1b. Robert C. Biesterfeld Jr.	☐	☐	☐
1c. John J. Diez	☐	☐	☐
1d. Leldon E. Echols	☐	☐	☐
1e. Veena M. Lakkundi	☐	☐	☐
1f. S. Todd Maclin	☐	☐	☐
1g. E. Jean Savage	☐	☐	☐
1h. Dunia A. Shive	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2026.	☐	☐	☐

NOTE: Any other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

V87438-P46468

TRINITY INDUSTRIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - May 21, 2026

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM. Have your proxy card in hand and follow the instructions.

The undersigned hereby appoints E. Jean Savage, Leldon E. Echols and Jared S. Richardson and each of them with full power of substitution, attorneys, agents and proxies ("agents") of the undersigned to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Trinity Industries, Inc. to be held at 14221 N. Dallas Parkway, Dallas, Texas 75254, on Thursday, May 21, 2026 at 8:30 a.m. Central Daylight Time, and at any adjournment or adjournments thereof. If more than one of the above agents shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said agents so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said agents, their substitutes, or any of them, may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side